UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

APPLE HOSPITALITY TWO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Units (each consisting of one common share together with one Series A preferred share) and Series C convertible preferred shares

(2)	Aggregate number of securities to which transaction applies:

40,424,274 Units (each consisting of one common share together with one Series A preferred share), 1,272,000 Series C convertible preferred shares and 202,402 options to acquire Units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Each issued and outstanding Unit (consisting of one common share together with one Series A preferred share) and each issued and outstanding Series C convertible preferred share will be converted into the right to receive an amount in cash, without interest, equal to:

•	$467,353,600, plus the aggregate per Unit exercise price of outstanding stock options, divided by

•	the total number of Units, Series C convertible preferred shares and Units underlying stock options outstanding immediately before the closing of the merger.

Under this formula, each Unit and Series C convertible preferred share will be converted into the right to receive approximately $11.20 in cash, without interest.

Each stock option outstanding will be cancelled on the day following the closing date of the merger in exchange for a cash payment of an amount equal to the product of the number of Units subject to that option and the difference between the per Unit amount to be paid in the merger and the per Unit exercise price set forth in that option.

The filing fee was determined by multiplying the fee rate of $30.70 per million dollars by the sum of (A) the product of (i) 40,424,274 Units plus 1,272,000 Series C convertible preferred shares and (ii) the merger consideration of approximately $11.20 per Unit and Series C convertible preferred share; and (B) $275,882.40 which is the aggregate amount expected to be paid upon cancellation of outstanding stock options.

(4)	Proposed maximum aggregate value of transaction:

$467,353,600

(5)	Total fee paid:

$14,347.76

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

Your board of directors has approved a merger transaction in which Apple Hospitality Two, Inc. will merge with and into a subsidiary of Lion ES Hotels, LP, an affiliate of ING Clarion Partners, LLC. In the merger, you will receive approximately $11.20 for each outstanding unit (consisting of one common share together with one Series A preferred share) that you own immediately before the effective time of the merger.

A special meeting of shareholders will be held on May 18, 2007 to vote on the merger. After careful consideration, your board of directors has unanimously approved the merger and the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Apple Hospitality Two and our shareholders. Your board of directors unanimously recommends that you vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

/s/ Glade M. Knight
Glade M. Knight Chairman and Chief Executive Officer Apple Hospitality Two, Inc.

April     , 2007

EACH VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY OR

INSTRUCTION CARD

This proxy statement provides you with detailed information about the merger and the merger agreement that will be submitted for shareholder approval at the special meeting. We encourage you to read this entire document carefully. In addition, you may obtain more information about us from documents that we have filed with the Securities and Exchange Commission.

Proxy statement dated April     , 2007, and first mailed to shareholders on or about April     , 2007.

APPLE HOSPITALITY TWO, INC.

814 EAST MAIN STREET

RICHMOND, VIRGINIA 23219

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of the shareholders of Apple Hospitality Two, Inc., a Virginia corporation, will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on May 18, 2007 at 10 a.m., local time, for the following purposes:

•

to consider and vote on the approval of the Agreement and Plan of Merger, dated as of February 15, 2007, among Apple Hospitality Two, Lion ES Hotels, LP, a Delaware limited partnership, and Lion AHT Merger, LP, a Virginia limited partnership and wholly-owned subsidiary of Lion ES Hotels, a copy of which is attached as Annex A to the accompanying proxy statement, the merger of Apple Hospitality Two with and into Lion AHT Merger under the merger agreement, the plan of merger included in the merger agreement, a copy of which is attached as Annex B to the accompanying proxy statement, and the transactions contemplated by the merger agreement;

•	to consider and vote on the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for the proposal above; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

The merger, merger agreement and related matters and transactions are described more fully in the attached proxy statement.

Only shareholders who owned our units (consisting of one common share together with one Series A preferred share) or Series C convertible preferred shares at the close of business on April 5, 2007 are entitled to notice of, and may vote at, this special meeting. A list of holders of our shares will be available for inspection during ordinary business hours at our executive office, 814 East Main Street, Richmond, Virginia 23219, for ten days prior to the special meeting. Holders of our shares may examine this list for purposes related to the special meeting.

We are soliciting the enclosed proxy card. Please fill in and sign the card and mail it promptly in the enclosed postage-prepaid envelope. You may revoke this proxy prior to its exercise at the special meeting by writing to us and stating that you revoke the proxy or by delivering a later dated proxy. You may attend the special meeting and vote in person, even if you already delivered a proxy card.

By Order of the Board of Directors,

/s/ David S. McKenney
David S. McKenney Secretary

Richmond, Virginia

April     , 2007

Your vote is very important. Whether or not you plan to attend the special meeting of our shareholders, please vote on the proposals submitted at the special meeting by completing and mailing the enclosed proxy card to us.

i

Annex A — Agreement and Plan of Merger

Annex B — Plan of Merger

Annex C — Opinion of UBS Securities LLC

Annex D — Article 15 of the Virginia Stock Corporation Act

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: In the merger, each issued and outstanding unit (consisting of one common share together with one Series A preferred share) and each issued and outstanding Series C convertible preferred share will be converted into the right to receive approximately $11.20 in cash, without interest.

Q: What do I need to do now?

A: Complete, sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting of shareholders.

Q: What vote of Apple Hospitality Two’s shareholders is required to approve the merger?

A: Approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement requires the affirmative vote, in each case as a separate voting group, of the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares;

•	more than two-thirds of our outstanding Series C convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our outstanding Series C convertible preferred shares voting on an as-converted basis.

Q: Can I change my vote after I send in my proxy?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting of shareholders. You can do so in one of three ways. First, you can send a written notice dated after your proxy stating that you would like to revoke your proxy. Second, you can complete a new proxy card and send it to our Secretary and the new proxy card will automatically replace any earlier dated proxy card that you returned. Third, you can attend the special meeting of shareholders and vote in person.

You should send any written notice of revocation, request for a new proxy card or completed new proxy card to our Secretary at the following address:

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, Virginia 23219

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: No. Your broker will not vote your shares with respect to the merger unless you provide specific instructions to your broker on how to vote. Please complete and return the request for voting instructions you receive from your broker instructing them how you would like to vote your shares.

Q: When and where is the special meeting of the shareholders?

A: The special meeting of shareholders will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on May 18, 2007 at 10 a.m., local time.

Q: In addition to voting on the merger, what else will happen at the special meeting of shareholders?

A: No other matters are currently scheduled to be voted on at the special meeting of shareholders.

Q: When do you expect the merger to be completed?

A: We hope to complete the merger shortly after the special meeting of shareholders.

Q: What dividends will I receive before the closing of the merger?

A: We plan to make our regular quarterly dividend payment for the first quarter of 2007 on April 22, 2007. If the merger does not close by June 30, 2007, we plan to make a regular quarterly dividend payment for the second quarter of 2007 before the merger closes. See “The Merger Agreement – Certain Covenants – Conduct of Business” on page 35.

Q: Who should I call with questions?

A: If you have questions about the merger or want additional copies of this document or additional proxy cards, you should contact:

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, Virginia 23219

Attention: Kelly Clarke

Telephone: (804) 344-8121

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of all of the closing conditions necessary to close the merger as set forth in the merger agreement,

•	the approval of the merger agreement by our shareholders;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business;

•	risks related to diverting management’s attention from our ongoing business operations; and

•

other risks detailed in our filings with the Securities and Exchange Commission, or SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you are urged to carefully read this entire proxy statement and the other documents to which we refer you in this proxy statement.

The Companies

APPLE HOSPITALITY TWO, INC.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Apple Hospitality Two is a real estate investment trust that owns upscale, extended-stay hotels in selected markets throughout the United States. As of December 31, 2006, we owned 64 hotels, containing 7,690 guestrooms. Of our 64 hotels, we owned 47 Residence Inn by Marriott® properties consisting of 5,768 guestrooms, and 17 Homewood Suites by Hilton® properties consisting of 1,922 guestrooms. As of December 31, 2006, our total assets were approximately $623 million.

LION ES HOTELS, LP

Lion ES Hotels, LP is a Delaware limited partnership and an affiliate of ING Clarion Partners, LLC. ING Clarion Partners and its affiliates manage more than $45 billion in assets in the private equity, public equity and public debt sectors of the real estate markets. The firm has more than 600 employees located in major markets throughout the United States.

LION AHT MERGER, LP

Lion AHT Merger, LP is a Virginia limited partnership and a wholly-owned subsidiary of Lion ES Hotels, LP. Lion AHT Merger was organized on February 14, 2007 solely for the purpose of effecting the merger with Apple Hospitality Two. It has not carried on any activities other than in connection with the merger agreement.

The Merger

Apple Hospitality Two will merge with and into Lion AHT Merger under the terms of the merger agreement attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement, as it, and not the description in this proxy statement, is the legal document that governs the merger. The merger agreement has been included in this proxy statement to provide you with information regarding the terms of the merger. It is not intended to provide you with any factual information about Apple Hospitality Two, ING Clarion Partners or their respective affiliates.

The Special Meeting (page 11)

The special meeting of our shareholders will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on May 18, 2007 at 10 a.m., local time.

At the special meeting, you will be asked to:

•	consider and vote on a proposal to approve the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement;

•	consider and vote on the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for the approval of the proposal above; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement requires the affirmative vote, in each case as a separate voting group, of the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares;

•	more than two-thirds of our outstanding Series C convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our outstanding Series C convertible preferred shares voting on an as-converted basis.

Authorizing the adjournment or postponement of the special meeting for the purpose of soliciting additional votes will require that the number of votes for this authorization exceed the number of votes against this authorization from holders of our shares represented in person or by proxy and entitled to vote at the special meeting.

Only shareholders who owned shares at the close of business on April 5, 2007, may vote at the special meeting. As of this date, a total of 40,424,274 common shares, 40,424,274 Series A preferred shares and 1,272,000 Series C convertible preferred shares were eligible to be voted at the special meeting. Our directors and executive officers and their affiliates beneficially owned less than one percent of these common shares and Series A preferred shares. The holders of 1,031,750 shares of the Series C convertible preferred shares (collectively, representing 81.11% of the outstanding Series C convertible preferred shares) entered into voting agreements with Lion ES Hotels. Under each voting agreement, the Series C convertible preferred shareholder agreed to vote all of his or her Series C convertible preferred shares in favor of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. The Series C preferred shares subject to these voting agreements are sufficient to approve, on behalf of the Series C convertible preferred shareholders only, the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement without the vote of any other holder of Series C convertible preferred shares.

Effective Time of the Merger

Under Virginia law, the merger will be effective when the Virginia State Corporation Commission issues a certificate of merger in connection with the filing of articles of merger relating to the merger. Assuming all conditions have been satisfied or waived, we expect that the merger will be completed as soon as practicable following approval by our shareholders at the special meeting of shareholders.

Recommendation of Our Board of Directors (page 19) and Our Reasons for the Merger (page 17)

Our board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of Apple Hospitality Two and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

You should refer to the factors considered by our board of directors in making its decision to approve the merger and the merger agreement and to recommend to our shareholders the approval of the merger, the merger agreement, the related plan of merger and the other transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor (page 19)

In connection with the merger, our board of directors received a written opinion from UBS Securities LLC, our financial advisor, as to the fairness, from a financial point of view and as of the date of such opinion, of the $11.20 per unit consideration to be received by holders of units in the merger, referred to as the $11.20 per unit merger consideration. The full text of UBS’ written opinion, dated February 14, 2007, is attached to this proxy statement as Annex C. Holders of units are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to our board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger or any related transaction.

Interests of Our Directors and Executive Officers in the Merger (page 24)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors will receive cash consideration for their stock options in connection with the merger;

•

the merger agreement provides for the continued indemnification of our current and former directors and officers for certain events occurring at or before the effective time of the merger and the provision of director and officer liability insurance coverage to our directors and officers for a period of six years after completion of the merger;

•	upon the completion of the merger, our officers will become employees of one of our affiliate entities pursuant to a transfer agreement between us and Apple Hospitality Five, Inc.; and

•	each of our directors also serves as a director on the board of Apple Hospitality Five.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Material United States Federal Income Tax Consequences (page 26)

The exchange by our shareholders of the shares of our stock that they hold for the merger consideration will be a taxable transaction to our shareholders for U.S. federal income tax purposes. In general, each shareholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the shareholder’s adjusted tax basis in the shares surrendered in the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Accounting Treatment (page 30)

The merger is expected to be accounted for by Lion ES Hotels using the purchase method of accounting. Under that method of accounting, the aggregate merger consideration will be allocated to Lion AHT Merger’s assets and liabilities based on their fair values, with any excess being treated as goodwill.

Appraisal Rights (page 30)

Under Virginia law, you may exercise appraisal rights in connection with the merger, which means that you have the right to dissent from the approval of the merger and merger agreement and, instead of receiving the merger consideration obtain payment in cash of the “fair value” of your shares. The “fair value” of shares under Virginia law governing appraisal rights could be more than, the same as or less than the merger consideration that would be paid pursuant to the merger agreement. The provisions of Virginia law governing appraisal rights are complex and you should study them carefully. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights.

A copy of all relevant provisions of Section 13.1-729 – 13.1-741 of the Virginia Stock Corporation Act, or VSCA, is attached to this proxy statement as Annex D.

Merger Consideration (page 32)

In the merger, each issued and outstanding unit (consisting of one common share together with one Series A preferred share) and each issued and outstanding Series C convertible preferred share will be converted into the right to receive approximately $11.20 in cash, without interest, unless appraisal rights have been properly exercised with respect to that unit or share. Each stock option outstanding will be cancelled on the day following the completion of the merger in exchange for a cash payment of an amount equal to the product of the number of units subject to that option and the difference between the per unit amount paid in the merger (approximately $11.20) and the per unit exercise price set forth in that option. These amounts paid will be subject to withholding taxes and will be paid without interest.

Conditions to Complete the Merger (page 41)

A number of conditions must be met before the merger is completed including, among other things:

•	approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement by our shareholders;

•	the absence of legal prohibitions to the merger or other transactions contemplated by the merger agreement;

•	the accuracy of each party’s representations and warranties in the merger agreement;

•	the performance by each party of its obligations under the merger agreement;

•	the absence of any material adverse effect on Apple Hospitality Two between December 31, 2006 and the effective time of the merger; and

•	holders of no more than 2% of the outstanding units and Series C convertible preferred shares having exercised their appraisal rights under Virginia law.

Some of the conditions to the merger may be waived.

The obligation of either party to complete the merger is not conditioned on obtaining any non-governmental third party consents. Under the merger agreement, Lion ES Hotels is responsible for obtaining all necessary consents to the merger required under our management and franchise agreements as well as our loan agreements, but those consents are not a condition to the completion of the merger.

Termination of the Merger Agreement (page 44)

The parties may agree to terminate the merger agreement before the merger has been completed, even after we have obtained shareholder approval. In addition, either party may terminate the merger agreement if any of the following occurs:

•	an order from a court or other governmental authority preventing the merger has become final and non-appealable;

•	the merger has not been completed by June 30, 2007 unless the party who wishes to terminate has willfully and materially breached a representation, warranty or covenant in the merger agreement; or

•	the required shareholder approvals are not obtained.

We may also terminate the merger agreement if either of the following occurs:

•

upon breach of any representation, warranty, covenant or agreement in the merger agreement by Lion ES Hotels, or if any of its representations or warranties has become untrue such that a condition to completing the merger would be incapable of being satisfied by June 30, 2007; or

•	if before obtaining shareholder approval, our board of directors has approved a superior competing transaction, as defined in the merger agreement.

Lion ES Hotels may also terminate the merger agreement if any of the following occurs:

•

upon breach of any representation, warranty, covenant or agreement in the merger agreement by us, or if any of our representations or warranties has become untrue such that a condition to completing the merger would be incapable of being satisfied by June 30, 2007;

•	our board of directors withdraws or modifies in any manner adverse to Lion ES Hotels its approval of the merger or the merger agreement or approves or recommends any superior competing transaction;

•	we have entered into any agreement (other than a confidentiality agreement) with respect to any competing transaction, as defined in the merger agreement; or

•	our board of directors or any board committee resolves to do any of the actions described in the foregoing two bullet points.

Termination Fee and Expenses (page 45)

If the merger agreement is terminated in certain circumstances involving a superior competing transaction by a third party, we may be required to pay to Lion ES Hotels an amount equal to $18,694,000 plus reasonable third party expenses, including legal fees and expenses not to exceed $500,000.

Market Data

Our shares do not actively trade on any public markets.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies from holders of units for use at the special meeting. This proxy statement and accompanying form of proxy are first being mailed to the holders of units on or about April     , 2007.

Purpose of the Special Meeting

A special meeting of shareholders will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on May 18, 2007 at 10 a.m., local time, for the following purposes:

•

to consider and vote on the approval of the merger, the Agreement and Plan of Merger, dated as of February 15, 2007, among Apple Hospitality Two, Lion ES Hotels and Lion AHT Merger, the related plan of merger, and the transactions contemplated by the merger agreement;

•	to consider and vote on the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for the approval of the proposal above; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only business within the purposes described in the Notice of Special Meeting of Shareholders may be conducted at the special meeting. Any action may be taken on the foregoing at the special meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

Record Date; Voting Rights; Proxies

We have fixed the close of business on April 5, 2007 as the record date for determining holders of our shares entitled to notice of, and to vote at, the special meeting. Only holders of our shares at the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were 40,424,274 issued and outstanding common shares, 40,424,274 issued and outstanding Series A preferred shares, and 1,272,000 issued and outstanding Series C convertible preferred shares. Each holder of record of shares on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy at the special meeting.

All shares which are entitled to vote and are represented at the special meeting by properly executed proxies received before or at the special meeting, and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

•	“FOR” approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement; and

•	“FOR” adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for approval of the proposal above.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections appointed for the special meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not voting with respect to that matter.

If any other matters are properly presented at the special meeting for consideration, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Any proxy given by a holder of units pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	filing with our Secretary, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy,

•	duly executing a later dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at such special meeting, or

•	voting in person at the special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to Apple Hospitality Two, Inc., 814 East Main Street, Richmond, Virginia 23219, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the special meeting.

Solicitation of Proxies

We are soliciting proxies on behalf of our board of directors. We will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from shareholders by our directors, officers and employees in person or by telephone, telegraph, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to our directors, officers and employees in connection with this solicitation. We have retained David Lerner Associates, Inc. to solicit, and for advice and assistance in connection with the solicitation of, proxies for the special meeting at a cost of $97,000, including out-of-pocket expenses. Any questions or requests for assistance regarding this proxy statement and related proxy materials may be directed to us by telephone at (804) 344-8121, Attention: Kelly Clarke.

Quorum; Broker Abstentions and Broker Non-Votes

The holders of a majority of all of the votes entitled to be cast by holders of each of our outstanding common shares, Series A preferred shares and Series C preferred shares, present in person or represented by proxy, will constitute a quorum at the special meeting for those shares. Shares that abstain from voting and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because approval of the merger agreement and the related matters requires the affirmative vote of the specified amount of our outstanding shares, abstentions and broker non-votes will have the same effect as votes against approval of the merger, merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. Abstentions and broker non-votes will have no effect on the outcome of the vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a holder of units to return a proxy will have the effect of a vote against approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

The actions proposed in this proxy statement are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares. This failure to vote is a broker non-vote. Accordingly, if a broker or bank holds your shares, you are urged to instruct your broker or bank on how to vote your shares.

Required Vote

The approval of the merger, the merger agreement, the related plan of merger and the transaction contemplated by the merger agreement will require the affirmative vote, in each case as a separate voting group, of the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares;

•	more than two-thirds of our outstanding Series C convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our outstanding Series C convertible preferred shares voting on an as-converted basis.

Authorizing the adjournment or postponement of the special meeting for the purpose of soliciting additional votes will require that the number of votes for this authorization exceed the number of votes against this authorization from holders of our shares represented in person or by proxy and entitled to vote at the special meeting.

Regardless of the number of shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today.

Voting Agreement and Series C Convertible Preferred Shares

Glade M. Knight, our chairman, his wife and an entity he controls, as well as Justin G. Knight, our president, David S. McKenney, our president, capital markets and Kristian M. Gathright, our chief operating officer, have entered into voting agreements with Lion ES Hotels to vote all of his or her Series C convertible preferred shares in favor of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. These persons collectively own 1,031,750 Series C convertible preferred shares representing 81.11% of the outstanding Series C convertible preferred shares, which are sufficient to approve, on behalf of the Series C convertible preferred shareholders only, the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement without the vote of any other holders of the Series C convertible preferred shares.

THE MERGER

Background of the Merger

We were incorporated and conducted our initial public offering in 2001. At that time, we indicated that within approximately three to five years from the initial closing of our public offering, we intended either to cause our common shares to be listed on a national securities exchange or, with shareholder approval, dispose of all our properties in a manner which would permit distributions to shareholders of cash. In view of our stated intention, as well as our view that the lodging industry cycle was favorable for a transaction, we publicly announced on June 1, 2005 that our board had engaged UBS as our exclusive financial advisor to assist us in evaluating strategic alternatives, including a potential sale, merger or listing of the company.

In early June 2005, approximately 100 potential buyers were contacted, 34 of which signed confidentiality agreements and received information about us. Five of these parties submitted initial indications of interest, three of which were only for specified assets of the company. Of the two initial indications of interest to acquire the entire company for cash, one was from a financial buyer which indicated a potential price of $11.00 per share and the other was from a public company which indicated a potential price of $10.75 per share. During the summer and fall of 2005, management and, in accordance with our directives, our financial advisor engaged in discussions with these two parties with most of the discussions occurring with the financial buyer expressing interest in acquiring the entire company at $11.00 per share. At a regular meeting held October 20, 2005, our board received an update from management on the status of the process to date and the discussions with the financial buyer. At a special meeting held November 2, 2005, management and representatives of our financial advisor and McGuireWoods LLP, our outside legal counsel, reviewed with our board a letter of intent proposed by the financial buyer for an $11.00 per share cash acquisition. Our board authorized management to pursue this potential transaction and, on November 5, 2005, we entered into a non-binding letter of intent, which provided a binding exclusivity period until January 31, 2006 for this party to complete its due diligence. Discussions with the financial buyer were terminated in February 2006, when the financial buyer indicated it would not be able to pursue an acquisition of the entire company. At a regular meeting on February 9, 2006, management updated our board on developments with this party.

In February 2006, interested parties were again contacted and by May 2006 we had received indications of interest from a private investment company and the public company which expressed an interest in acquiring us in 2005. At a regular meeting on May 11, 2006, our board received an update from management on these developments and management’s discussions with our financial advisor regarding these two indications of interest. During May and June 2007, we and our legal and financial advisors engaged in discussions with the private investment company and the public company regarding the terms and structure of potential transactions. The private investment company proposed a cash acquisition at $11.20 per share and the public company proposed a merger in which shareholders would receive a combination of cash and stock valued at $11.00 per share. At a special meeting held on June 27, 2006, at which management and our legal and financial advisors were present, our board reviewed these proposals and discussed with our financial advisor financial aspects of the two proposals. Our board determined not to pursue the cash proposal due to concerns about the private investment company’s ability to finance and close the acquisition, as well as its requirement for a 90-day due diligence period. Our board authorized management to pursue a potential merger transaction with the public company. On June 27, 2006, we entered into a non-binding letter of intent with the public company, which provided a binding four-week exclusivity period for the public company to complete its due diligence. During July and August 2006, we, the public company and our respective legal and financial advisors negotiated the terms of a potential merger agreement and conducted due diligence.

By letter dated August 9, 2006, the private investment company reiterated its interest in acquiring us for cash at $11.20 per share. The August 9, 2006 letter indicated that the private investment company had arranged the necessary financing and proposed a 75-day diligence period and reimbursement of up to $2 million of its out-of-pocket due diligence expenses if we did not enter into a definitive agreement with the private investment company. At a special meeting held on August 14, 2006, our board received an update from management on the status of the proposed stock and cash merger transaction, as well as the communications reiterating the interest of the private investment company in a cash acquisition. In view of the advanced stage of diligence and negotiations with the public company, our board authorized management to continue to pursue the proposed stock and cash merger transaction.

By letter dated August 16, 2006, the public company notified us that it was no longer in a position to pursue a business combination transaction with us. At a special meeting on

August 17, 2006, management advised our board of the developments with respect to the proposed stock and cash merger transaction, and reviewed the proposal for a cash acquisition by the private investment company. Our board authorized management to pursue a possible cash transaction with the private investment company. During the remainder of August 2006 and September 2006, representatives of management and the private investment company discussed terms of a possible letter of intent, including the length of the due diligence process and expense reimbursement provisions required by the private investment company. In September 2006, management discontinued discussions with the private management company due to continued concerns with the length of the due diligence process required by this party and the prospects for entering into and closing a definitive agreement with this party.

On September 6, 2006, members of our management met with a representative of one of our property managers who suggested that ING Clarion Partners, which owns hotels managed by this property manager, might have an interest in acquiring our assets. Following this meeting, we contacted ING Clarion Partners, which indicated an interest in pursuing a transaction with us. At a regular meeting held on October 5, 2006, our board received an update from management on the discontinuation of discussions with the private investment company and the initial discussions with ING Clarion Partners. During October, November and December 2006, our management and representatives of ING Clarion Partners discussed the terms and structure of a possible transaction. By letter dated September 26, 2006, ING Clarion Partners indicated an interest in acquiring all of our assets at a price equivalent to approximately $11.00 per share. In subsequent discussions, ING Clarion Partners agreed to consider a transaction to acquire all of our outstanding units and Series C convertible preferred shares at approximately $11.20 per share. On December 19, 2006, we executed a non-binding letter of intent with ING Clarion Partners in connection with its proposal to acquire us at a price of approximately $11.20 per share and agreed to a 45-day exclusivity period for ING Clarion Partners to engage in diligence, including discussions with our property managers regarding our existing management agreements. During January and February 2007, ING Clarion Partners conducted discussions with one of our property managers and began limited due diligence on our operations. During January and February 2007, we, ING Clarion Partners and our respective legal counsel also negotiated the terms of a merger agreement.

At a regularly scheduled meeting of our board of directors on February 8, 2007, management reviewed the status of the negotiations with ING Clarion Partners. At this meeting, management and representatives of McGuireWoods also reviewed the proposed merger terms and merger agreement. At a special meeting on February 14, 2007, our board (other than Glenn W. Bunting, Jr. who was out of the country) met to consider the proposed transaction. At the meeting, representatives of McGuireWoods made a presentation regarding fiduciary and other legal considerations relating to the directors’ consideration of the proposed merger and merger agreement. Representatives of McGuireWoods also reviewed the terms of the proposed merger and merger agreement. Also at this meeting, UBS reviewed with our board UBS’ financial analysis of the $11.20 per unit merger consideration and delivered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 14, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $11.20 per unit merger consideration to be received by holders of units was fair, from a financial point of view, to those holders. Following discussion of the merger and merger agreement, our board unanimously determined the merger and merger agreement to be advisable and in the best interests of Apple Hospitality Two and its shareholders and adopted and approved the merger, the merger agreement and the related plan of merger. Our board also unanimously recommended that shareholders approve the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

On February 15, 2007, we, Lion ES Hotels and Lion AHT Merger executed and delivered the merger agreement. We also issued a press release announcing the execution of the merger agreement. Thereafter, Lion ES Hotels continued its due diligence review during the 60-day inspection period, which expired at 5:00 p.m. on April 16, 2007.

Our Reasons for the Merger

In reaching its decision to approve the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement, our board of directors consulted with our management, as well as our outside legal and financial advisors, and considered a number of factors including the following material factors as supporting its decision:

•

when we conducted our initial public offering in 2001, we indicated that within three to five years we would list our shares on a national securities exchange or, with shareholder approval, dispose of all of our properties in a manner which would permit distributions to shareholders of cash;

•

the merger consideration of approximately $11.20 per unit to be received by holders of units represents a premium over the initial public offering prices of Apple Hospitality Two of $9.50 and $10.00 per unit and the initial offering prices of $9.00 and $10.00 per common share of Apple Suites, Inc., which we acquired in January 2003 in a merger transaction where Apple Suites shareholders (other than those electing cash) received one unit for each common share of Apple Suites;

•	the lodging industry cycle, including implied multiples for recently announced transactions involving publicly-traded lodging companies;

•

the merger consideration consists solely of cash, which will enable our shareholders to immediately realize value, in cash, for our shareholders’ investment and will provide certainty of value to our shareholders;

•

as discussed above under the heading “The Merger – Background of the Merger,” beginning on page 14, in addition to the merger agreement, the extensive efforts made by us with the assistance of our advisors over the past 18 months to consider and pursue other transaction alternatives, none of which contemplated consideration greater than the per share consideration provided for in the merger;

•

the opinion of UBS, including its financial presentation, dated February 14, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $11.20 per unit merger consideration to be received by holders of units, as more fully described below under the caption “The Merger – Opinion of Our Financial Advisor” on page 19;

•	the terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement;

•

our ability under specified circumstances to consider a superior competing transaction and to terminate the merger agreement subject to specified requirements and the payment of a fee to Lion ES Hotels; and

•	the merger agreement is subject to approval of our shareholders.

Our board of directors also considered the following potentially negative factors in considering the merger, merger agreement, the related plan of merger and the transactions contemplated by the merger agreement:

•	the fact that the merger agreement provides for a 60-day inspection period during which Lion ES Hotels could terminate the merger agreement;

•	as a result of the merger, our shareholders will not participate in any future earnings growth and will not receive any appreciation in the value of the company or its hotel portfolio;

•	the risk that, while the merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the merger will be satisfied;

•	the fact that an all-cash transaction is taxable to our shareholders for U.S. federal income tax purposes;

•	the merger agreement precludes us from actively soliciting alternative proposals, even during the 60-day inspection period, subject to specified exceptions; and

•

some of our directors and executive officers may have interests with respect to the merger that are different from, and in addition to, those of our shareholders generally, as further described in the section entitled “The Merger – Interests of Our Directors and Executive Officers in the Merger” on page 24.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes material factors considered by our board of directors. In reaching its decision to approve the merger, the merger agreement, the related plan of merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

Recommendation of Our Board of Directors

After careful consideration, for the reasons set forth above, our board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of Apple Hospitality Two and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor

On February 14, 2007, at a meeting of our board of directors held to evaluate the proposed merger, UBS delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated February 14, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $11.20 per unit merger consideration to be received by holders of units was fair, from a financial point of view, to those holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex C and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness of the merger consideration from a financial point of view and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Apple Hospitality Two or our underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to any shareholder of Apple Hospitality Two as to how that shareholder should vote or act with respect to the merger or any related transaction. Holders of units are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed certain publicly available business and historical financial information relating to Apple Hospitality Two;

•

reviewed certain internal financial information and other data relating to our business and financial prospects that were provided to UBS by our management and not publicly available, including financial forecasts and estimates prepared by our management;

•	conducted discussions with members of our senior management concerning our business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions UBS believed to be generally relevant;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations and considered such other information as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, with our consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Apple Hospitality Two and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates prepared by our management, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

Although, at our direction, UBS previously contacted third parties to solicit indications of interest in a possible transaction with us and held discussions with certain of these parties in 2005 and early 2006, UBS subsequently was not authorized to solicit, and did not solicit, indications of interest in a business combination with us from any party. At our direction, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the $11.20 per unit merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or any related documents or the form of the merger or any related transaction, including, without limitation, the right which Lion ES Hotels was granted to terminate the merger in its discretion during a specified inspection period following the execution of the merger agreement. In addition, UBS was not asked to, and it did not, offer any opinion as to any aspect or implication of our pending sale of the Residence Inn by Marriott Las Vegas – Convention Center and, at our direction, UBS assumed for the purpose of its analysis that the sale would occur and would be consummated in accordance with the terms described to UBS by our representatives. In rendering its opinion, UBS assumed, with our consent, that:

•	the final executed form of the merger agreement would not differ in any material respect from the draft UBS reviewed,

•	we and Lion ES Hotels would comply with all material terms of the merger agreement, and

•	the transaction would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement.

UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Apple Hospitality Two or the merger. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to our board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company, asset portfolio or transaction used as a comparison is either identical or directly comparable to Apple Hospitality Two or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies or assets concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Apple Hospitality Two provided by our management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between us and Lion ES Hotels and the decision to enter into the merger was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis

UBS compared selected financial and stock market data of Apple Hospitality Two with corresponding data, to the extent publicly available, of the following five publicly traded lodging REITS:

•	FelCor Lodging Trust, Inc.

•	Hersha Hospitality Trust

•	Hospitality Properties Trust

•	Innkeepers USA Trust

•	Winston Hotels, Inc.

UBS reviewed, among other things, enterprise values of the selected companies, calculated as equity market value based on closing stock prices on February 12, 2007, plus debt, preferred stock and minority interests, less cash and cash equivalents, as a multiple of calendar years 2007 and 2008 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. UBS then compared these multiples derived from the selected companies with corresponding multiples implied for Apple Hospitality Two based on the $11.20 per unit merger consideration. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of Apple Hospitality Two were based on internal estimates of our management. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for Apple Hospitality Two based on the $11.20 per unit merger consideration:

Enterprise Value as Multiple of EBITDA:	Implied Multiples for Lodging REITS				Implied Multiples for Apple Hospitality Two Based on $11.20 Per Unit Merger Consideration
	High	Mean	Median	Low
Calendar Year 2007E	12.8x	11.4x	11.0x	10.6x	10.2x
Calendar Year 2008E	11.5x	10.3x	9.8x	9.7x	9.9x

Selected Precedent Transactions Analysis

UBS reviewed transaction values in the following eight selected transactions involving companies in lodging industry announced since May 2003:

Announcement Date	Acquiror	Target
• 02/2006	• The Blackstone Group	• MeriStar Hospitality Corporation
• 08/2006	• Westmont Hospitality Group, Inc.	• Boykin Lodging Company
• 11/2005	• Host Hotels & Resorts, Inc. (Host Marriott Corporation)	• Starwood Hotels & Resorts Worldwide, Inc.
• 06/2005	• DiamondRock Hospitality Company	• Capital Hotels Portfolio
• 04/2005	• Sunstone Hotel Investors, Inc.	• Marriott International, Inc.
• 12/2004	• Hospitality Properties Trust	• InterContinental Hotels Group PLC
• 08/2004	• The Blackstone Group	• Prime Hospitality Corp.
• 05/2003	• CNL Hotels & Resorts, Inc.	• RFS Partnership, L.P.

UBS reviewed enterprise values in the selected transactions, calculated as purchase price paid, plus debt, less cash, as a multiple of forward 12 months estimated EBITDA. UBS then compared these multiples derived from the selected transactions with multiples of calendar year 2007 estimated EBITDA implied for Apple Hospitality Two based on the $11.20 per unit merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Apple Hospitality Two were based on internal estimates of our management. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for Apple Hospitality Two based on the $11.20 per unit merger consideration:

	Implied Multiples for Selected Transactions				Implied Multiple of Calendar Year 2007 Estimated EBITDA for Apple Hospitality Two Based on $11.20 Per Unit Merger Consideration
Transaction Value as Multiple of:	High	Mean	Median	Low
Forward 12 months EBITDA	11.7x	10.7x	11.0x	8.7x	10.2x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that Apple Hospitality Two could generate over calendar years 2007 through 2011 based on internal estimates of our management. UBS calculated a range of terminal values by applying a range of EBITDA terminal value multiples of 9.0x to 11.0x to Apple Hospitality Two’s calendar year 2012 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. This analysis indicated the following implied per unit equity reference range for Apple Hospitality Two, as compared to the $11.20 per unit merger consideration:

Implied Per Unit Equity Reference Range for Apple Hospitality Two	Per Unit Merger Consideration
$7.25 - $10.96	$11.20

Miscellaneous

Under the terms of UBS’ engagement, we have agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee of $5.0 million, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, we have agreed to reimburse UBS for its reasonable expenses, including reasonable fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS provided services to ING Clarion Partners and certain of its affiliates unrelated to the proposed merger, for which UBS has received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of certain affiliates of ING Clarion Partners and, accordingly, may at any time hold a long or short position in these securities.

We selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, some of our directors and executive officers may have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement and making its recommendations to our shareholders. Except as described below, these persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Stock Options. The merger agreement provides that, the day after completion of the merger, each outstanding option to purchase a unit, whether or not then exercisable, including options held by our directors, will be canceled in exchange for a cash payment equal to the product of:

•	the number of units subject to such option, and

•	the difference between the per unit merger consideration to be paid in the merger (approximately $11.20) and the per unit exercise price set forth in the option.

Based on the stock options held by our directors on April 5, 2007, upon completion of the merger, our directors will be entitled to receive cash payments (subject to required tax withholding) on account of those options as shown in the table below. Our executive officers do not hold any options to purchase any of our units or shares.

Name	Number of Options	Consideration
Glenn W. Bunting	13,842	$16,610.40
Lisa B. Kern	47,140	$64,818.00
Bruce H. Matson	47,140	$64,818.00
Michael S. Water	47,140	$64,818.00
Robert M. Wily	47,140	$64,818.00
Total	202,402	$275,882.40

Directors’ and Officers’ Indemnification and Insurance. The merger agreement provides that Lion AHT Merger, as the surviving entity of the merger, will continue to indemnify all our past and present officers and directors to the same extent as they were entitled under or our articles of incorporation and bylaws for acts or omissions occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement.

In addition, Lion AHT Merger has agreed to purchase and maintain for a period of six years after completion of the merger prepaid (“run-off” or “tail”) directors and officers liability coverage for our directors and officers on terms no less favorable than those policies maintained by us on the date of the merger agreement; however, Lion AHT Merger is not required to pay an aggregate premium in excess of 250% of the aggregate amount per annum that we paid for this coverage in our last full fiscal year before the date of the merger agreement.

Employment and Directorships with Affiliate Entities. As a condition to the merger, the employment of our employees and officers will be terminated and our employees and officers will be offered employment with Apple Hospitality Five pursuant to a transfer agreement between us and Apple Hospitality Five. Also pursuant to the transfer agreement, all contracts between us and Apple Hospitality Five, Apple REIT Six, Inc. or Apple REIT Seven, Inc. will either be terminated or assigned to Apple Hospitality Five.

Glade M. Knight, Glenn W. Bunting, Lisa B. Kern, Bruce H. Matson, Michael S. Waters and Robert M. Wily serve as directors on our board of directors and concurrently serve as directors for Apple Hospitality Five, and, other than Mr. Bunting, are also directors of Apple REIT Six. Messrs. Knight and Bunting are also directors of Apple REIT Seven.

Mr. Knight is our chairman and chief executive officer, and is also chairman, chief executive officer and president of Apple Hospitality Five, Apple REIT Six and Apple REIT Seven.

Apple Hospitality Five, Apple REIT Six and Apple REIT Seven are organized as real estate investment trusts formed to acquire and own hotels, residential apartments and other properties located in selected metropolitan areas in the United States.

Material United States Federal Income Tax Consequences

The following general discussion summarizes the material U.S. federal income tax consequences under the Internal Revenue Code of 1986, as amended, or the Code, of the merger to holders of our shares who are “U.S. persons,” as defined below, for U.S. federal income tax purposes and who hold their shares of our stock as a capital asset within the meaning of Section 1221 of the Code.

A holder of our stock is a “U.S. person” if the holder is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•

a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of our stock, partners in a partnership holding shares of our stock, should consult their tax advisors.

This section does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular shareholder of our company in light of his or her individual circumstances or to our shareholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	shareholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	shareholders who are not U.S. persons;

•	expatriates;

•	shareholders that have a functional currency other than the U.S. dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	shareholders who acquired our stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	traders in securities that elect to use a mark-to-market method of accounting; or

•	shareholders who hold our stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, its legislative history, regulations, judicial authority, rulings and decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local or foreign laws or under U.S. federal tax law other than income tax law.

Our shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences should generally result from the merger.

Consequences to Us of the Merger. We will treat the merger as if we had sold all of our assets to Lion AHT Merger in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our shareholders in exchange for our common shares.

Tax Consequences to Our Shareholders

Cash Received with Respect to Shares Held

The receipt of cash for shares of our stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A shareholder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and that shareholder’s aggregate adjusted tax basis in the shares of our stock surrendered in exchange therefor. The gain or loss will be long- term capital gain or loss if, at the time of the completion of the merger, the holding period for such shares is more than one year. Gain or loss must be calculated separately on separate blocks of our stock. Long-term capital gain recognized by a shareholder who is an individual generally will be taxed at a maximum rate of 15%. However, a shareholder who has held our shares for six months or less at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss with respect to those shares will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us, or such shareholder’s share of any designated retained capital gains, with respect to those shares. Certain limitations apply to the deductibility of capital losses by U.S. persons.

Taxation of Dividends Distributed to Our Shareholders Before Closing

The merger agreement generally permits us to declare distributions, referred to as “Final Distributions,” to our shareholders before the closing of the merger. Subject to certain exceptions discussed below, none of which we expect to be applicable, the Final Distributions generally will be taken into account by a U.S. person as ordinary income taxable at ordinary income tax rates. Corporate shareholders will not be eligible for the dividends received deduction with respect to the Final Distributions. A portion of the Final Distributions may be treated in the hands of a U.S. person as “excess inclusion income,” which could not be offset with such U.S. person’s net operating losses or otherwise allowable deductions.

Certain exceptions to the above treatment may apply, although we do not expect that any of the following exceptions will be applicable to any of our shareholders:

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in the unlikely event that the Final Distributions were to exceed both our current and accumulated earnings and profits, that excess would not be taxable to a U.S. person to the extent that the distributions did not exceed the adjusted basis of such U.S. person’s stock. Rather, these distributions would reduce the adjusted basis of the stock, and to the extent that the Final Distributions were to exceed the adjusted basis of a U.S. person’s stock, the distributions would be taxable as capital gains;

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if, contrary to our expectations, a portion of the Final Distributions were a “capital gain dividend,” then special rules would apply to such dividend that could allow it to be taxed to U.S. persons as gain from the sale or exchange of a capital asset held for more than one year; and

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if, contrary to our expectations, a portion of the Final Distributions were designated as “qualified dividend income,” then such portion generally would be taxable to shareholders who are individuals at the maximum 15% rate that generally applies to distributions by qualifying non-REIT corporations.

The Final Distributions will generally be taxable in the year of the distribution.

The Final Distributions will not be treated as passive activity income, and as a result, U.S. persons generally will not be able to apply any “passive losses” against this income. In addition, taxable Final Distributions will generally be treated as investment income for purposes of the limitation on the deductibility of investment interest.

Backup Withholding

If you are a non-corporate holder of our stock, you may be subject to information reporting and backup withholding at the rate of 28% with respect to a payment of cash in connection with the merger. You will not be subject to backup withholding, however, if you:

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furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding, provided that you may be required to certify your exempt status.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. You are urged to consult your own tax advisor as to the specific consequences of the merger to you, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

Certain Regulatory Matters

No material federal or state regulatory approvals are required in connection with the merger other than regulatory approvals that we expect to be able to obtain in the ordinary course.

Accounting Treatment

The merger is expected to be accounted for by Lion ES Hotels using the purchase method of accounting in accordance with generally accepted accounting principles. Under that method of accounting, the aggregate merger consideration will be allocated to Lion AHT Merger’s assets and liabilities based on their fair values, with any excess being treated as goodwill.

Distributions

Lion ES Hotels is obligated to pay, without interest and not more than 60 days following the effectiveness of the merger, any dividends or make any other distributions with a record date before the effective time of the merger which may have been declared or made by us on our shares in accordance with the terms of the merger agreement and which remain unpaid at the effective time of the merger and have not been paid before the surrender of the applicable unit or Series C convertible preferred share in connection with the exchange procedures for the merger.

Appraisal Rights

The following discussion is only a summary and does not purport to be a complete statement of the law pertaining to appraisal rights under the VSCA. The text of Article 15 of the VSCA is reprinted in its entirety as Annex D to this proxy statement. This summary is qualified in its entirety by reference to Article 15 of the VSCA. Under the VSCA, shareholders who follow the procedures set forth in Article 15 of the VSCA will be entitled to receive payment of the “fair value” of their shares. Any shareholder who wishes to exercise appraisal rights should review the following discussion and Annex D carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of appraisal rights under the VSCA.

A shareholder wishing to exercise appraisal rights must deliver to us, before the vote on the merger is taken at the special meeting, a written notice of intent to demand payment for the shareholder’s shares. A vote against the merger will not satisfy this notice requirement. A shareholder delivering a notice of intent must not vote his or her shares in favor of the merger or he or she will lose his or her appraisal rights. All notices of intent should be sent or delivered to:

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, Virginia 23219

Attention: David S. McKenney

Within 10 days after the effective time of the merger Lion AHT Merger, as the surviving entity of the merger, is required to deliver an appraisal notice in writing to all shareholders who properly delivered a notice of intent to demand payment to us. The appraisal notice will:

•	state where the shareholder’s payment demands need to be sent and where and when stock certificates need to be deposited;

•	set a date by which Lion AHT Merger must receive the payment demand;

•	state the estimate of the fair value of the shares; and

•	include such other information as required by the VSCA.

A shareholder demanding appraisal who received an appraisal notice must demand payment within the time specified in the notice, deposit his or her stock certificates in accordance with the terms of the appraisal notice and make certain certifications required by the VSCA. If the shareholder fails to take these actions, he or she will lose his or her appraisal rights.

Within 30 days of Lion AHT Merger’s receipt of a demand for payment from a shareholder, Lion AHT Merger must pay the dissenting holder its estimate of the fair value of the shareholder’s shares plus interest. With any payment, Lion AHT Merger must provide our most recent year-end and interim financial statements, an explanation of how Lion AHT Merger calculated the fair value of the shares and a statement of the shareholder’s right to continue to demand fair value for his or her shares. Lion AHT Merger’s payment obligation may be enforced by a shareholder demanding appraisal on an expedited basis in a Virginia circuit court, if necessary.

A shareholder demanding appraisal who is not satisfied with the amount paid or offered must notify Lion AHT Merger of his or her own estimate of the fair value of his or her shares and demand payment of that estimate plus interest (less any payment already received). This notice must be given in writing within 30 days of the date that Lion AHT Merger made or offered to make payment for the shareholder’s shares.

If a shareholder’s demand for payment remains unsettled, Lion AHT Merger is obligated to commence a proceeding to determine the fair value of the shares and accrued interest within 60 days of the receipt of the shareholder’s payment demand. If Lion AHT Merger fails to commence such proceeding in accordance with the VSCA, Lion AHT Merger must pay the shareholder in cash the amount demanded by plus interest. The appraisal proceeding must be brought in the Circuit Court of the City of Richmond, Virginia.

Shareholders considering seeking appraisal should be aware that the fair value of their shares, as determined under Article 15 of the VSCA, could be more than, the same as, or less than, the merger consideration that would be paid to them pursuant to the merger agreement. Shareholders also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Article 15 of the VSCA. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Lion AHT Merger unless the court determines that the shareholder did not act in good faith in demanding payment of the fair value of his or her shares, in which case, costs and expenses may be assessed against the shareholder. Shareholders will only be entitled to receive payment in accordance with Article 15 of the VSCA and will not be entitled to vote their shares or exercise any other rights of a shareholder. A shareholder may withdraw his or her demand only with the consent of Lion AHT Merger.

If any shareholder who demands appraisal of his or her shares under Article 15 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the VSCA, the shares of that holder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. You are urged to read the entire merger agreement because it, and not this description, is the legal document that governs the merger. The merger agreement has been included in this proxy statement to provide you with information regarding the terms of the merger. It is not intended to provide you with any factual information about Apple Hospitality Two, ING Clarion Partners or their respective affiliates.

General

The merger agreement provides for the merger of Apple Hospitality Two with and into Lion AHT Merger, a subsidiary of Lion ES Hotels. At the effective time of the merger, the separate corporate existence of Apple Hospitality Two will cease and Lion AHT Merger will be the surviving entity.

Merger Consideration

In the merger, each issued and outstanding unit (consisting of one common share together with one Series A preferred share) and each issued and outstanding Series C convertible preferred share will be converted into the right to an amount equal to:

•	$467,353,600, plus the aggregate per unit exercise price of all of our stock options, divided by

•	the total number of units, Series C convertible preferred shares and units underlying our stock options outstanding immediately before the completion of the merger.

Under this formula, each unit and Series C convertible preferred share will be converted into the right to receive approximately $11.20 in cash, without interest.

Each stock option will be cancelled on the day following the completion of the merger in exchange for a cash payment by us of an amount equal to the product of the number of units subject to the option and the difference between the per unit amount to be paid in the merger (approximately $11.20) and the per unit exercise price set forth in the option. These amounts paid will be subject to withholding taxes and will be paid without interest.

Inspection Period

Under the merger agreement, Lion ES Hotels had a 60-day inspection period to review our books, records, financial statements and other matters. At any time during the inspection period, Lion ES Hotels had the right to terminate the merger agreement at its sole discretion. The inspection period expired at 5:00 p.m. on April 16, 2007. The merger agreement also provided that if we modified our disclosure letter delivered in connection with our representations and warranties under the merger agreement after March 27, 2007, then the inspection period would be extended for a number of days equal to the number of days beyond March 27, 2007 on which we delivered a modified disclosure letter.

Exchange Procedures

Before the effective time of the merger, we will mail to each shareholder of record a letter of transmittal to be used to surrender his or her shares for payment. If your units are held in “street name” by your broker, your broker will receive the letter of transmittal and will be responsible for returning it, along with your units, to the paying agent for payment.

Upon surrender to the paying agent of units or shares, together with a duly completed and executed letter of transmittal and any other required documents, the holder of those units or shares will be entitled to receive a check representing the applicable amount of cash that the holder has the right to receive in the merger and the surrendered units or shares will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the units or shares.

Representations and Warranties

The merger agreement contains the following representations and warranties made by us relating to, among other things:

•	due organization, corporate power and good standing;

•	subsidiaries;

•	capital structure;

•	corporate authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement;

•	enforceability of the merger agreement;

•	required consents of governmental authorities and non-contravention of certain organizational documents, agreements or governmental orders;

•	reports and other documents filed with the SEC and the accuracy of the information contained in those documents;

•	compliance with SEC rules and regulations and the conformity with generally accepted accounting principles of financial statements filed with the SEC;

•	absence of certain material changes and events since December 31, 2005;

•	absence of litigation;

•	tax matters, including REIT qualification;

•	loans or payments to employees, officers or directors and other related party transactions;

•	broker’s and finder’s fees;

•	compliance with laws and permits;

•	defaults under material contracts and debt instruments;

•	environmental matters;

•	title to real property and encumbrances;

•	title to personal property;

•	insurance;

•	accuracy of information we or our subsidiaries supplied for inclusion or incorporation by reference into this proxy statement;

•	books and records;

•	labor matters;

•	the vote of our shareholders required to approve the merger;

•	absence of undisclosed material liabilities;

•	intellectual property; and

•	absence of misleading statements or material omissions in the merger agreement and related disclosure letter.

The merger agreement contains the following representations and warranties made by Lion ES Hotels and Lion AHT Merger relating to, among other things:

•	due organization and corporate power;

•	corporate authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement;

•	required consents of governmental authorities and non-contravention of certain organizational documents, agreements or governmental orders;

•	sufficient financing to pay the merger consideration and the delivery of commitment letters by the end of the inspection period;

•	broker’s and finder’s fees; and

•	accuracy of information supplied by them for inclusion in this proxy statement.

Certain Covenants

The merger agreement contains various covenants and agreements that govern our and Lion ES Hotels’ actions before the effective time of the merger, except as expressly contemplated by the merger agreement, including the following:

Conduct of Business. We have agreed to, and to cause our subsidiaries to, conduct business in the usual, regular and ordinary course in substantially the same manner as before the date of the merger agreement and to use commercially reasonable efforts to retain the services of current officers and key employees, to preserve intact the business organization, goodwill and material business relationships and to maintain our status as a REIT within the meaning of the Internal Revenue Code. We further agreed, unless consented to by Lion ES Hotels in writing, to restrict:

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the declaration, setting aside or payment of dividends or other distributions, except that, before the completion of the merger, we may make our regular quarterly dividend in an amount per share equal to the greater of $0.2125 or the amount of operating revenue (on a per share basis) for that quarter minus all expenses and debt principal amortization paid;

•	stock splits and other reclassifications of capital stock or partnership interests;

•	the issuance of any other securities;

•	the repurchase, redemption or acquisition of capital stock;

•	the amendment of our articles of incorporation or bylaws or other organizational documents of any subsidiary;

•	the merger, consolidation or other business combination with any person;

•	the purchase of any material assets;

•	the issuance, delivery, sale or grant of any option or right in respect of capital stock or other securities;

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making, or committing or undertaking to make, any new capital expenditures in excess of specified amounts in the merger agreement, substantially renovating or rehabilitating any property, acquiring or entering into any option to acquire any real property or commencing any construction projects;

•	incurring, amending or terminating any indebtedness other than under the existing line of credit or modifying any existing indebtedness;

•	except for the sale of the Las Vegas Residence Inn, selling, leasing, mortgaging, subjecting to lien or otherwise disposing any real property;

•	selling, leasing, mortgaging, subjecting to lien or otherwise disposing any personal or intangible property except in the ordinary course of business;

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assuming or guaranteeing the indebtedness of another person or entering into any “keep well” or other agreement to maintain any financial statement condition of another person or any agreement having the same economic effect;

•	prepaying, refinancing or amending any existing indebtedness other than in connection with the sale of the Las Vegas Resident Inn;

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making any loans, advances, capital contributions or investments in another person or subsidiary, other than loans, advances or investments in subsidiaries existing as of the date of the merger agreement;

•	the making or rescinding of any tax election, unless required by law or necessary to maintain our REIT status;

•	material changes in accounting methods, principles or practices;

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the settlement or compromise of any claims, actions, suits, litigation or other type of proceeding relating to taxes, or changing methods of reporting income or deductions for federal income tax purposes;

•	the settlement or compromise of any material litigation;

•	authorizing, recommending, proposing or announcing an intention to adopt any plan of complete or partial liquidation, dissolution, merger or other reorganization of us or any of our subsidiaries;

•	adopting a shareholder rights plan;

•	terminating, failing to maintain or renew or allowing to lapse any insurance coverage maintained by us and our subsidiaries on the date of the merger agreement;

•	entering into, amending, terminating or waiving compliance with the terms of or breach under, any material contracts;

•	authorizing or directing any property managers to amend, modify, terminate or allow to lapse any material permit, including any liquor license;

•	opening or closing any existing or new hotel operation;

•	failing to comply or remain in compliance with all material terms of any agreement relating to any outstanding indebtedness;

•	paying, discharging or satisfying any claims, liabilities or obligations, other than in the ordinary course of business or in accordance with their terms;

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entering into any new employment, collective bargaining, consulting, change of control, severance or bonus agreement or arrangement or increasing compensation or benefits payable to officers or employees other than cost of living increases or merit based increases in the ordinary course of business consistent with past practice or as required by law;

•	entering into or adopting a new employee benefit plan or amending or terminating any of our benefit plans except as required by applicable law;

•	the settlement of any shareholder derivative or class action claims arising out of or in connection with the merger or the transactions contemplated by the merger agreement;

•	entering into or amending any material agreement with any affiliate, officer, director or employee;

•	entering into, amending or taking any action that would reasonably be expected to violate any tax protection agreement;

•	amending any material tax return in any material respect;

•	failing to duly or timely file all material reports, tax returns and other material documents required to be filed with all governmental entities and other authorities;

•	failing to pay any material taxes or debts when due;

•	authorizing or permitting any liens to be placed on or recorded against any property;

•	re-borrowing any amounts under our existing line of credit once it has been paid down; and

•	agreeing to take action inconsistent with these covenants.

Best Efforts; Notification. The parties have each agreed to use their reasonable best efforts to assist and cooperate with each other to fulfill the conditions to the completion of the merger set forth in the merger agreement. The tasks which the parties have agreed to cooperate in accomplishing include:

•	the obtaining of all necessary actions, non-actions, waivers, consents and approvals from governmental entities;

•	the making of all necessary registrations and filings and the taking of all reasonable steps to obtain an approval, waiver or exemption from any governmental entity;

•	the defending of lawsuits or other legal proceedings challenging the merger, the merger agreement or the consummation of any of the other transactions contemplated by the merger agreement; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of the merger agreement.

Third-Party Consents. Lion ES Hotels is responsible for obtaining all necessary third-party consents under our loan, management and franchise agreements. We have agreed to assist and cooperate with Lion ES Hotels in connection with obtaining these consents to the extent we do not incur any material cost or expense.

Solicitation of Transactions. We have agreed that neither we nor any of our subsidiaries will, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any competing transaction, enter into discussions or negotiate with another person in furtherance of those inquiries or to obtain a competing transaction or release any person from a standstill or similar obligation to us or any of our subsidiaries. For purposes of the merger agreement, a “competing transaction” means any of the following:

•	any merger, consolidation, share exchange, business combination or similar transaction involving us or any of our subsidiaries;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more (based upon the depreciated carrying cost of our assets on our books) of our and our subsidiaries’ assets taken as a whole in a single transaction or series of related transactions; or

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any tender offer or exchange offer for 15% or more of the outstanding shares of our or our subsidiaries’ capital stock or the filing of a registration statement under the federal securities laws in connection with the same.

We have agreed to promptly notify Lion ES Hotels of all of the material details of all inquiries and proposals that we, or to our knowledge, our officers, directors or other representatives, receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any competing transaction. If that inquiry or proposal is in writing, we are also required to deliver to Lion ES Hotels a copy of the inquiry or proposal.

However, the merger agreement provides that before the approval of the merger by our shareholders our board of directors may take the following actions after determining in good faith, after consultation with outside counsel, that the action is required by its fiduciary obligations under applicable law:

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in response to an unsolicited request, participate in discussions or negotiations with, or furnish information about us pursuant to a confidentiality agreement no less favorable to us than the confidentiality agreement between us and ING Clarion Partners to, a party in connection with a competing transaction, as long as we notify Lion ES Hotels that we are participating in those discussions or negotiations or furnishing that information before we do so and we furnish all the same information to Lion ES Hotels to the extent not previously provided; or

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approve or recommend a superior competing transaction (and withdraw or modify our approval of the merger agreement and the merger described in this proxy statement) or enter into an agreement with respect to the superior competing transaction, as long we did not solicit the superior competing transaction in violation of the merger agreement.

For purposes of the merger agreement, a “superior competing transaction” means a bona fide written proposal for a competing transaction, involving the purchase or acquisition of 50% or more of the voting power of our and our subsidiaries’ capital stock or more than 50% of our and our subsidiaries’ consolidated assets, made by a third party which a majority of our board of directors determines in good faith to be more favorable generally to our shareholders than the merger, taking into account all financial and strategic considerations and other relevant factors.

Tax Treatment. The parties have agreed to use their best efforts to cause the merger to be treated as a taxable sale by Apple Hospitality Two pursuant to Sections 331 and 562 of the Code.

Transfer and Gains Taxes. The parties have agreed to cooperate in the preparation and filing of all returns or other documents regarding specified taxes and other fees which become payable in connection with the merger.

Indemnification. The merger agreement provides that Lion ES Hotels will cause the surviving entity to continue to indemnify each of our past or present officers, directors, employees or agents to the same extent as they were entitled to indemnification under our articles of incorporation or bylaws or employment agreements between us and our officers existing on the date of the merger agreement for acts or omissions occurring at or before the effective time of the merger.

In addition, Lion AHT Merger has agreed to purchase and maintain for a period of six years after completion of the merger prepaid (“run-off” or “tail”) directors and officers liability coverage for our directors and officers on terms no less favorable than those policies maintained by us on the date of the merger agreement; however, Lion AHT Merger is not required to pay an aggregate premium in excess of 250% of the aggregate amount per annum that we paid for this coverage in our last full fiscal year before the date of the merger agreement.

The indemnity provisions of the merger agreement are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and will be binding on all successors and assigns of Lion ES Hotels and Lion AHT Merger.

Certain Other Covenants. The merger agreement contains certain other covenants of the parties relating to, among other things:

•	the preparation and distribution of this proxy statement;

•	the special meeting of shareholders;

•	public announcements;

•	access to information;

•	confidentiality;

•	certain other transactions; and

•	modification of the disclosure letter relating to the representations and warranties made by us in the merger agreement.

Conditions to Complete the Merger

The obligations of each party to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares,

•	more than two-thirds of our outstanding Series C convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our Series C convertible preferred shares voting on an as-converted basis;

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the absence of any temporary restraining order, injunction or other order issued by any court or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

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completion of all material actions by or in respect of or filings with any governmental entity required for the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the expiration or termination of any applicable waiting period under applicable laws.

Neither party’s obligation to complete the merger is conditioned on obtaining any non-governmental third party consents. Lion ES Hotels is responsible for obtaining all necessary consents under our management and franchise agreements as well as our loan agreements, but those consents are not a condition to the completion of the merger.

The obligations of Lion ES Hotels and Lion AHT Merger to complete the merger are further subject to satisfaction or waiver of the following conditions:

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each of our representations and warranties in the merger agreement being true and correct as of the effective date of the merger (except for representations and warranties made as of a specified date which must be true and correct as of the specified date), except that this condition will be deemed to be satisfied:

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if a failure of any representations or warranties to be true and correct would not be reasonably likely to result in a material adverse effect on Apple Hospitality Two, except for failure of a representation or warranty qualified by property material adverse effect; or

•	if specified officers of Lion ES Hotels had knowledge of the failure before the end of the inspection period;

•	all of our obligations under the merger agreement required to be performed at or before the effective time of the merger having been performed in all material aspects;

•	from December 31, 2006 through the effective time of the merger, the absence of any material adverse effect on Apple Hospitality Two;

•	our having entered into the transfer agreement with Apple Hospitality Five;

•	the holders of no more than 2% of the outstanding units and Series C convertible preferred shares having exercised or having a continued right to exercise their appraisal rights under the VSCA;

•	our having executed an owner’s affidavit to enable the issuance of an ALTA Owner’s Policy of title insurance, with extended coverage to Lion ES Hotels for each of our real properties; and

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Lion ES Hotels and Lion AHT Merger having received a tax opinion from our tax counsel that opines that we have been organized and has operated as a REIT under the Code for all taxable periods commencing with the year ending on December 31, 2001 through our taxable year ending on or before the effective date of the merger.

For purposes of the merger agreement, a “material adverse effect” with respect to us means any circumstance, development, effect, event, liability or change that, individually or in the aggregate, is or is likely to become materially adverse to our or our subsidiaries’ business, properties, assets, condition (financial or otherwise) or results of the operations, on a consolidated basis taken as a whole, other than as a result of:

(i)	changes in conditions in the United States or global economy or capital or financial markets generally,

(ii)	changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the hospitality industry,

(iii)	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or

(iv)	acts of war, sabotage or terrorism, or any escalation or worsening thereof threatened or underway as of the date of the merger agreement, or earthquakes or other natural disasters, in each case which does not affect us or our subsidiaries in a materially disproportionate manner relative to other participants in the hotel industry.

For purposes of the merger agreement, a “property material adverse effect” means any circumstance, development, effect, event, liability or change that, individually or in the aggregate, is or is likely to become materially adverse to the business, properties, assets, condition (financial or otherwise) or results of the operations of any of our properties having net operating income greater than $700,000 during the year ended December 31, 2006, other than as a result of:

(i)	changes in conditions in the United States or global economy or capital or financial markets generally,

(ii)	changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the hospitality industry,

(iii)	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or

(iv)	acts of war, sabotage or terrorism, or any escalation or worsening of any thereof threatened or underway as of the date of the merger agreement, or earthquakes or other natural disasters, in each case which does not affect an individual property in a materially disproportionate manner relative to other similar hotel properties.

Our obligations to consummate the merger are further subject to satisfaction or waiver of the following conditions:

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each of the representations and warranties of Lion ES Hotels and Lion AHT Merger in the merger agreement being true and correct as of the effective date of the merger (except for representations and warranties made as of a specified date which must be true and correct as of the specified date) , except that this condition will be deemed to be satisfied notwithstanding any failure of a representation or warranty to be true and correct if the failure would not be reasonably likely to result in a material adverse effect on the ability of Lion ES Hotels and Lion AHT Merger to perform their respective obligations under the merger agreement; and

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all of the obligations of Lion ES Hotels and Lion AHT Merger under the merger agreement required to be performed at or prior to the effective time of the merger having been performed in all material aspects.

Termination; Fees and Expenses

Termination. The parties may agree to terminate the merger agreement before the merger has been completed, even after we have obtained shareholder approval. In addition, either party may terminate the merger agreement if any of the following occurs:

•	an order from a court or other governmental authority preventing the merger has become final and non-appealable;

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the merger has not been completed by the outside date (the term “outside date” initially means June 30, 2007; however, the agreement provides for this date to be extended by the number of days after May 1, 2007 until the date this proxy statement is “cleared” by the SEC staff; provided, that the outside date will be no later than September 30, 2007), unless the party who wishes to terminate has willfully and materially breached a representation, warranty or covenant in the merger agreement; or

•	the required shareholder approvals are not obtained.

We may also terminate the merger agreement if either of the following occurs:

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upon breach of any representation, warranty, covenant or agreement in the merger agreement by Lion ES Hotels, or if any of its representations or warranties has become untrue, in either case such that the closing conditions relating thereto would be incapable of being satisfied by the outside date; or

•	if before obtaining shareholder approval, our board of directors has approved a superior competing transaction.

Lion ES Hotels may also terminate the merger agreement if any of the following occurs:

•

upon breach of any representations, warranties, covenants or agreements in the merger agreement by us, or if any of our representations or warranties have become untrue, in either case such that the closing conditions relating thereto would be incapable of being satisfied by the outside date;

•	our board of directors withdraws or modifies in any manner adverse to Lion ES Hotels its approval of the merger or the merger agreement, or approves or recommends any superior competing transaction;

•	we have entered into any agreement with respect to any competing transaction;

•	our board of directors or any board committee resolves to do any of the actions described in the foregoing two bullet points; or

•

Lion ES Hotels delivers to us a termination election at any time during the inspection period or fails to deliver to us a written notice electing to proceed with the merger on or prior to the end of the inspection period.

Expenses. Each party will each bear all of their own out-of-pocket costs and expenses incurred in connection with the merger agreement except if we are required to pay termination expenses (as discussed below). Lion ES Hotels is wholly responsible for all costs associated with the assumption or prepayment of our existing debt agreements and its due diligence expenses, including due diligence expenses during the inspection period.

Termination Fee and Expenses

If the merger agreement is terminated in certain circumstances involving a superior competing transaction by a third party, we may be required to pay to Lion ES Hotels a termination fee in an amount equal to $18,694,000 plus reasonable third-party expenses, including legal fees and expenses not to exceed $500,000.

If the merger agreement is terminated by us because our board of directors approves a superior competing transaction, the termination fee and expenses must be paid before or concurrently with that termination and will be a condition to the effectiveness of that termination.

If the merger agreement is terminated by Lion ES Hotels because:

•	our board of directors withdraws or modifies in any manner adverse to Lion ES Hotels its approval of the merger or the merger agreement, or approves or recommends any superior competing transaction,

•	we enter into any agreement (other than a confidentiality agreement) with respect to any competing transaction, or

•	our board of directors or any board committee resolves to do any of the foregoing,

then the termination fee and expenses must be paid within two business days of termination.

If the merger agreement is terminated:

•	by us if the merger has not been completed by outside date,

•	by us or Lion ES Hotels if the required shareholder approvals are not obtained, or

•

by Lion ES Hotels upon breach of any representation, warranty, covenant or agreement in the merger agreement by us, or if any representation or warranty has become untrue, such that the condition to completing the merger would be incapable of being satisfied by the outside date, and:

•	a competing transaction has been made or proposed to us or otherwise publicly announced and has not been withdrawn before that termination of the merger agreement, and

•

within 12 months following the date of the termination, we enter into an agreement for a competing transaction which is completed or complete a competing transaction (whether or not it was the same competing transaction as that referred to in the previous bullet point), then the termination fee and expenses must be paid within two business days of us completing that competing transaction.

If the merger agreement is terminated by Lion ES Hotels because a breach of our representations or warranties has caused the condition to completing the merger incapable of being satisfied by the outside date, or by Lion ES Hotels or us because shareholder approval was not obtained, and if as of the termination a competing transaction has not been made or proposed to us or otherwise publicly announced, we will pay to Lion ES Hotels its reasonable third party expenses not to exceed $500,000 plus a termination fee equal to $500,000 within two business days of the termination.

For purposes of the termination fee and expense provision of the merger agreement, a competing transaction has the same definition as discussed under “The Merger Agreement – Certain Covenants – Solicitation of Transactions” on page 39 except for substituting 25% for 5% in connection with asset transactions and 15% in connection with specified stock transactions.

Amendment; Extension; Waiver

Before the effective time of the merger, the merger agreement may be amended by the parties in writing. At any time before the effective time of the merger, we and Lion ES Hotels may:

•	extend the time for performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any agreement or conditions of the other party contained in the merger agreement.

Once shareholder approval has been obtained, there may not be any amendment of the merger agreement, or waiver of compliance with any agreements or conditions in the merger agreement, that alters the amount or changes the form of the merger consideration.

Survival of Provisions

None of the representation and warranties in the merger agreement will survive the effective time of the merger.

Deposit Agreement

Simultaneously with the execution of the merger agreement, Lion ES Hotels deposited $1.25 million with a third party deposit agent. If Lion ES Hotels does not elect to proceed with the merger or fails to deliver an election that it will proceed with the merger prior to the end of the inspection period, the deposit will be refunded to Lion ES Hotels. In the event Lion ES Hotels elects to proceed with the merger at the end of the inspection period, Lion ES Hotels must make an additional deposit of $1.25 million with the third party deposit agent. The deposits are to be held in accordance with the terms and conditions of the deposit agreement entered into by us, Lion ES Hotels and the third party deposit agent. If the merger agreement is terminated after the inspection period, and the termination is not the result of a breach of a closing condition by Lion ES Hotels, the third party deposit agent will release the deposits to Lion ES Hotels. To the extent the merger agreement is not terminated and the merger occurs, the deposits, including any interest thereon, will be used as partial payment of the merger consideration.

Transfer Agreement with Apple Hospitality Five

As a condition to the merger, we have agreed to enter into a transfer agreement with Apple Hospitality Five, which is one of our affiliated entities. Under the transfer agreement, we will make a cash payment of $1,970,000 and transfer certain tangible and intangible property to Apple Hospitality Five, including all furniture, fixtures, or equipment residing at our corporate headquarters and property associated with the operations currently residing at our corporate headquarters, such as patents, copyrights, software, trademarks, trade secrets, know-how and trade names, including specifically the trade name “Apple Hospitality,” and any logos and goodwill related thereto. In addition, the transfer agreement provides for the termination of all contracts between us and Apple Hospitality Five and provides for us to terminate the employment of all of our employees. In return, Apple Hospitality Five will:

•

offer employment to all of our employees (including those who are absent from active employment for any reason) at salaries, bonuses and other benefits that are, in the aggregate, comparable to the salaries, bonuses and other benefits those employees receive from us, and with service credit for employee benefit plan purposes for their periods of employment with us;

•	assume all of our contracts with Apple REIT Six, Apple REIT Seven and related parties; and

•	assume all of our employee benefit plans and employee-related liabilities.

Under the transfer agreement, Apple Hospitality Five will agree to indemnify us, Lion ES Hotels and Lion AHT Merger against any claim arising out of the assigned contracts, employee benefit plans, employee liabilities or other transactions as set forth in the transfer agreement.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following tables present certain information as to each of our directors and executive officers, each owner known to have beneficially owned more than five percent of our shares and all of our directors and executive officers as a group. Unless otherwise noted, all information concerning directors and officers was provided by the shareholders listed and reflects their beneficial ownership as of April 5, 2007. Each person named in the tables and included in the director/officer group has sole voting and investment power as to such shares, or shares these powers with his or her spouse or minor children, if any.

Units (consisting of one Common Share together with one Series A Preferred Share)

Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percent of Class(3)
Units (consisting of one Common Share together with one Series A Preferred Share)	Glenn W. Bunting	13,842	*
	Lisa B. Kern	47,140	*
	Michael S. Waters	47,140	*
	Bruce H. Matson	47,140	*
	Robert M. Wily	47,140	*
	Glade M. Knight	380,020	*
	Justin G. Knight	11,461	*
	David S. McKenney	15,000	*
	Kristian M. Gathright	6,500	*
	Above directors and executive officers as a group	615,383	1.52%

Series C Convertible Preferred Shares

Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percent of Class(3)
Series C Convertible Preferred Shares	Glade M. Knight	956,750	75.22%
	Justin G. Knight	25,000	1.97%
	David S. McKenney	25,000	1.97%
	Kristian M. Gathright	25,000	1.97%
	Above directors and executive officers as a group	1,031,750	81.11%

*	Less than one percent of class.

(1)	A director or executive officer not listed above for a particular class of securities holds no securities of that class. The Series A preferred shares were issued as part of our best efforts offering of units. Each unit consists of one common share together with one Series A preferred share. The Series A preferred shares are not separately tradable from the common shares to which they relate. The Series C convertible preferred shares were issued in connection with a merger transaction, effective as of January 31, 2003, in which we acquired Apple Suites, Inc. The Series C convertible preferred shares were issued in exchange for all of the then outstanding Series B Preferred Shares and are convertible into common shares upon certain future events.

(2)	Amounts shown for those directors other than Glade M. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date.

(3)	Percentages are rounded to two decimal places as appropriate. Aggregate percentages are rounded based on actual amounts (and may not equal the sum of separately rounded percentages).

OTHER MATTERS

Shareholder Proposals for Annual Meeting

We will not hold an annual meeting of shareholders in 2007 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold an annual meeting of shareholders in 2007. A date has not yet been set for the 2007 annual meeting.

If we hold an annual meeting in 2007, proposals of shareholders intended to be presented at our 2007 annual meeting of shareholders must have been received by us at our office located at 814 East Main Street, Richmond, Virginia 23229 no later than December 12, 2006 and satisfy the other conditions set forth in our bylaws and established by the SEC for shareholder proposals to be included in our proxy statement for that meeting. If, however, the date of the 2007 annual meeting is changed by more than 30 calendar days from the date contemplated at the time of the 2006 proxy statement, then notice must be received within a “reasonable time” before we begin to print and mail proxy materials.

In addition, our bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in our proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year. The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.

Other

As of the date of this proxy statement, our board of directors knows of no matters other than as described in this proxy statement that are likely to be brought before the special meeting. However, if any matters not now known come before the special meeting, the persons named in the enclosed proxy are expected to vote the units represented by such proxy on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

Lion ES Hotels and Lion AHT Merger have supplied all information contained in this proxy statement relating to Lion ES Hotels and Lion AHT Merger, and we have supplied all such information relating to us.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April     , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, or that the mailing of this proxy statement to holders of units creates any implication to the contrary.

ANNEX A

The merger agreement has been included in this proxy statement to provide you with information regarding the terms of the merger. It is not intended to provide you with any factual information about Apple Hospitality Two, ING Clarion Partners or their respective affiliates.

AGREEMENT AND PLAN OF MERGER

Dated as of February 15, 2007

Among

APPLE HOSPITALITY TWO, INC.,

LION ES HOTELS, LP

and

LION AHT MERGER, LP

-i-

(continued)

-ii-

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 15, 2007, among APPLE HOSPITALITY TWO, INC., a Virginia corporation (the “Company”), LION ES HOTELS, LP, a Delaware limited partnership (“Buyer”) and LION AHT MERGER, LP, a Virginia limited partnership and a wholly-owned subsidiary of Buyer (“Acquisition Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to consummate the transactions described herein, pursuant to which the Company will merge with and into Acquisition Sub (the “Merger”) and Acquisition Sub will be the Surviving Entity (as defined herein) and each issued and outstanding share of capital stock of the Company will be converted into the right to receive cash (representing an approximate per share price of $11.20) as provided herein;

WHEREAS, Lion ES Management, LLC, a Delaware limited liability company, as the general partner of each of Buyer and Acquisition Sub (the “General Partner”), has approved the Merger and the other transactions contemplated hereby on behalf of each of Buyer and Acquisition Sub, upon the terms and conditions provided herein;

WHEREAS, as an inducement to Buyer and Acquisition Sub to enter this Agreement, each of (i) the officers and the directors of the Company, including Glade M. Knight (“Mr. Knight”), (ii) Mr. Knight’s wife and (iii) an entity controlled by Mr. Knight, have entered into a voting agreement (the “Voting Agreement”) pursuant to which such Person (as defined herein) has agreed, among other things, to vote the Series C Convertible Shares (as defined herein) held by such Person to approve this Agreement and the transactions contemplated hereby, including the Merger. Certain terms used herein shall have the meanings assigned to them in Article X.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER AND INSPECTION PERIOD

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Virginia Revised Uniform Limited Partnership Act (the “VRULPA”), the Company shall be merged with and into Acquisition Sub at the Effective Time (as defined herein) in accordance with this Agreement and the Plan of Merger (the “Plan of Merger”) attached hereto as Exhibit A. Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and the VRULPA.

Section 1.2 Closing. The closing of the Merger will take place at a mutually agreeable time and place and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”).

Section 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and Section 50-73.48:3 of the VRULPA and shall make all other filings or recordings required under the VSCA and the VRULPA to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia, or at such later time as Acquisition Sub and the Company shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the “Effective Time” and the “Effective Day”), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the VSCA and the VRULPA.

Section 1.5 Certificate of Limited Partnership and Partnership Agreement. The certificate of limited partnership and partnership agreement of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Limited Partnership and partnership agreement of the Surviving Entity as of the Effective Time of the Merger.

Section 1.6 General Partners. The general partner of Acquisition Sub immediately prior to the Effective Time shall continue to be the general partner of the Surviving Entity.

Section 1.7 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Inspection Period.

(a) Buyer shall have the Inspection Period to evaluate any and all matters relating to the business and properties of the Company and the Company Subsidiaries, including title, environmental, and engineering matters. At any time during the Inspection Period, Buyer may elect not to proceed with the Merger at Buyer’s sole and absolute option and discretion, for any reason or without any reason whatsoever, by giving written notice thereof to the Company (“Termination Election”). Unless Buyer shall have given written notice to the Company stating that it has elected to proceed with the Merger on or prior to the expiration of the Inspection Period (an “Election to Proceed”), this Agreement shall automatically terminate at and as of the expiration of the Inspection Period as provided in Section 1.8(c).

(b) On or before March 1, 2007, the Company shall provide Buyer with consolidated financial statements of the Company as of and for the year ending December 31, 2006. The Company shall deliver to Buyer on or before March 15, 2007 a true and complete copy of the audited consolidated balance sheet of the Company as at December 31, 2006 (the “Balance Sheet”) and the audited consolidated statements of income for the 12 months ended December 31, 2006 (together with the Balance Sheet, the “Audited Financial Information”).

(c) In the event Buyer delivers a Termination Election to the Company prior to the expiration of the Inspection Period or Buyer fails to deliver an Election to Proceed prior to the expiration of the Inspection Period (A) this Agreement shall automatically terminate without any further action by any party hereto, (B) all materials supplied by the Company to Buyer shall be returned promptly to the Company, or, at Buyer’s option, destroyed by Buyer with Buyer certifying such destruction to the Company, (C) each of Buyer and the Company shall, as promptly as practicable, execute and deliver an Expiration Notice (as such term is defined in the Deposit Agreement) to the Deposit Agent in accordance with the terms of the Deposit Agreement, and (D) each party will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 1.9, 5.2 and 8.2 and Article IX.

Section 1.9 Deposit. Simultaneous with the execution of this Agreement by the parties hereto, Buyer shall deliver $1,250,000 in cash (the “First Deposit Amount”) to Fidelity National Title Insurance Company, Attention: Tim Hardin (the “Deposit Agent”) to be held in accordance with the terms and conditions of the Deposit Agreement (as defined herein). If Buyer delivers a Termination Election to the Company prior to the expiration of the Election Period or fails to deliver an Election to Proceed prior to the expiration of the Election Period, then the First Deposit Amount, including any interest thereon, shall be immediately returned to Buyer. At the end of the Inspection Period, if Buyer has delivered an Election to Proceed pursuant to Section 1.8, Buyer shall deposit an additional $1,250,000 in cash (the “Second Deposit Amount”) with the Deposit Agent to be held in accordance with the terms and conditions of the Deposit Agreement. Prior to the Effective Time, the Deposit Agent shall forward to the Paying Agent (as defined herein) the First Deposit Amount and the Second Deposit Amount, including any interest thereon (the “Total Deposit Amount”) to be used as partial payment of the Merger Per Unit Amount. If this Agreement is terminated pursuant to Section 8.1(a), 8.1(b), 8.1(d), 8.1(f), 8.1(g), 8.1(h) or 8.1(i) or by the Company pursuant to Section 8.1(e), the Total Deposit Amount shall be immediately returned to Buyer. If this Agreement is terminated pursuant to Section 8.1(c) or by Buyer pursuant to Section 8.1(e), the Total Deposit Amount shall immediately be paid to the Company. Buyer and the Company shall share equally all costs incurred under the Deposit Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE EQUITY INTERESTS OF THE CONSTITUENT ENTITIES

Section 2.1 Effect on Equity Interests.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) each issued and outstanding common share, no par value (the “Common Shares”), of the Company together with the related Series A Preferred Share, no par value (the “Series A Preferred Shares” and together with the Common Shares, the “Units”), of the Company (other than Units which are Dissenting Shares (as defined herein)) shall be converted into the right to receive the Merger Per Unit Amount (as defined herein) without any interest thereon;

(ii) each issued and outstanding Series C Convertible Preferred Share, no par value (the “Series C Convertible Shares”), of the Company (other than Series C Convertible Shares which are Dissenting Shares) shall be converted into the right to receive the Merger Per Unit Amount without any interest thereon; and

(iii) all such Units and Series C Convertible Shares shall, when so converted, no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any action on the part of the holder of any Company Option (as defined herein), each such option shall be cancelled on the date following the Closing Date in exchange for a cash payment by the Company to be made on such date of an amount of cash equal to the product of (i) the number of Units subject to such option and (ii) the difference between the Merger Per Unit Amount and the per Unit exercise price set forth in such option.

(c) By virtue of the Merger and without any action on the part of the holder thereof, each partnership interest (general or limited) in Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable partnership interest (general or limited) in the Surviving Entity, so that thereafter the owners of outstanding partnership interests in Buyer will continue to be the owners of the outstanding partnership interests in the Surviving Entity.

Section 2.2 Merger Consideration and Exchange Procedures.

(a) Merger Consideration. The consideration for the Merger, subject to the provisions herein, shall be $467,353,600 (such amount, the “Merger Consideration”).

(b) Paying Agent. Prior to the Effective Time, Buyer shall appoint a bank, trust company or other entity that routinely performs paying agent services, which entity shall be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share pursuant to a Paying Agent Agreement in form and substance reasonably satisfactory to the Company.

(c) Company Options. All amounts payable pursuant to Section 2.1(b) shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents necessary to effectuate the foregoing. Notwithstanding anything contained in this Agreement, payment shall, at Buyer’s request, be withheld in respect of any Company Option until all necessary consents are obtained.

(d) Provision of Cash. Buyer shall provide (i) to the Paying Agent on or before the Effective Time sufficient cash to pay the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share and (ii) to the Company on or before the date following the Closing Date sufficient cash to enable the Company to pay all amounts payable pursuant to Section 2.1(b).

(e) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Units and Series C Convertible Shares which will be convertible into the right to receive the Merger Per Unit Amount pursuant to Section 2.1 a letter of transmittal (which shall be in a form and have such other provisions as Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Units and Series C Convertible Shares for payment of the Merger Per Unit Amount.

(f) No Further Ownership Rights in the Company Capital Stock. The Merger Per Unit Amount paid upon surrender of each Unit and Series C Convertible Share in accordance with the terms of this Article II or the amounts payable to holders of Company Options pursuant to Section 2.1(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to Units and Series C Convertible Shares and all vested Company Options, subject, however, to the obligation of Buyer to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Units and Series C Convertible Shares which were outstanding immediately prior to the Effective Time.

(g) No Liability. None of Buyer, Acquisition Sub, the Company or the Paying Agent shall be liable to any person in respect of any Merger Per Unit Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Paying Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Paying Agent to Buyer, upon demand, and any holders of Units or Series C Convertible Shares which have not been surrendered as contemplated by Section 2.2 shall thereafter look only to Buyer for delivery of the Merger Per Unit Amount, subject to applicable abandoned property, escheat and other similar laws.

(h) Withholding Rights. Buyer, the Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the Merger Per Unit Amount or other amount otherwise payable pursuant to this Agreement to any holder of Units, Series C Convertible Shares or Company Options such amounts as Buyer, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, the Surviving Entity or the Paying Agent, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the holder of Units, Series C Convertible Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made by Buyer or the Paying Agent and (ii) paid over to the applicable Governmental Entity in accordance with applicable Law.

(i) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Units or Series C Convertible Shares who have properly exercised, perfected and not subsequently withdrawn or lost their dissenters’ rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Units or Series C Convertible Shares converted into the right to receive, or become exchangeable for, the Merger Per Unit Amount. The holders of such Units or Series C Convertible Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such Article 15 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Units or Series C Convertible Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Per Unit Amount, without interest thereon, as provided in Section 2.1 hereof. Buyer shall be responsible for all payments to be made under such Article 15 in respect of Dissenting Shares.

Section 2.3 Tax Characterizations. The Company and Buyer intend that, for U.S. federal and state income tax purposes, the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Buyer in exchange for the Merger Consideration and the assumption of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of the Units and Series C Convertible Shares, as applicable, pursuant to Section 331 and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Buyer and Acquisition Sub that, except as set forth or contained in the Company Disclosure Letter (as defined herein):

(a) Organization, Standing and Corporate Power of the Company. The Company is a corporation duly organized and validly existing under the laws of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The Company Subsidiaries. Schedule 3.1(b) to the Company Disclosure Letter sets forth each Company Subsidiary and its respective jurisdiction of formation, each owner and the respective amount of such owner’s equity interest in each Company Subsidiary, and a list of each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and each assumed name under which each such Company Subsidiary conducts business in any jurisdiction. All the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued, are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and all equity interests in each Company Subsidiary that is a partnership or limited liability company are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens. There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Company Subsidiary. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Company Subsidiary that is a partnership or limited liability company is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Property Material Adverse Effect. Except for interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any capital stock or other equity interest in any person.

(c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Common Shares, 200,000,000 Series A Preferred Shares, 240,000 Series B Convertible Preferred Shares, no par value (the “Series B Convertible Shares”), 1,272,000 Series C Convertible Shares (the Series C Convertible Shares together with all Units and Series B Convertible Shares, the “Shares”) and 13,728,000 other Preferred Shares. On the date hereof, (i) 40,424,274 Common Shares, 40,424,274 Series A Preferred Shares, no Series B Convertible Shares, 1,272,000 Series C Convertible Shares and no other Preferred Shares were issued and outstanding and (ii)

202,402 Units were reserved for issuance upon exercise of outstanding stock options to purchase Units granted under the Stock Incentive Plans or otherwise (the “Company Options”). All outstanding Shares and Company Options and all Shares or Company Options reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. Schedule 3.1(c) of the Company Disclosure Letter is a true and complete list, as of the date hereof, of all outstanding options under the Stock Incentive Plans, the number of Units subject to each such option, the exercise price, date of grant and the names and addresses of holders thereof. On the date of this Agreement, except as set forth above in this Section 3.1(c), no Shares or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Units, the Series C Convertible Shares and the Company Options, (B) as set forth in Schedule 3.1(c) to the Company Disclosure Letter, and (C) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

(d) Authority; Noncontravention; Consents.

(i) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other transactions contemplated hereby by the affirmative vote, in each case as a separate voting group, of (A) a majority of the outstanding Common Shares, (B) more than two-thirds of the outstanding Series A Preferred Shares, (C) more than two-thirds of the outstanding Series C Convertible Shares, and (D) a majority of the total of the (1) outstanding Common Shares plus (2) Common Shares represented by the Series C Convertible Shares voting on an as-converted basis (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (A) the Company Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement or other agreement or instrument applicable to the Company or any Company Subsidiary or their respective properties or assets (it being understood that no representation is being given as to whether the Surviving Entity or any subsidiary will be in compliance with any financial covenants contained therein following the Merger), (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate would not (1) have a Property Material Adverse Effect or (2) reasonably be expected to otherwise prevent the Company from performing its obligations under this Agreement or the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby and thereby, except for (A) the filings with the Securities and Exchange Commission (the “SEC”) of (1) the preliminary and definitive proxy materials relating to the shareholders’ meeting (the “Company Shareholders Meeting”) for the Company Shareholder Approval (such proxy materials, as amended or supplemented from time to time, the “Proxy Statement”), and (2) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, (C) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and any Company Subsidiary are qualified or licensed to do business, as set forth in Schedule 3.1(d)(iii) and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth in Schedule 3.1(d)(iii) to the Company Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

(e) SEC Documents; Financial Statements.

(i) The Company has filed with the SEC, and has made available to Buyer (by public filing with the SEC), all reports, schedules, forms, statements and other documents required to be filed by the Company since January 1, 2003 (as amended through the date hereof, the “Company SEC Documents”). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in accordance with, in all material respects, and complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed the Company SEC Documents. The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to Buyer copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, since January 1, 2001 through the date of this Agreement. At all applicable times, the Company has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the Company Subsidiaries included or incorporated by reference in the Company SEC Documents (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and the Company Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments). The books of account and other financial records of the Company and the Company Subsidiaries are accurately reflected in all material respects in the financial statements included in the Company SEC Documents. The Company has no Company Subsidiary which is not consolidated for accounting purposes.

(iii) The Audited Financial Information will be prepared in accordance with GAAP applied on a basis consistent with the consolidated financial statements included in the Company SEC Documents and will fairly present in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and the Company Subsidiaries taken as a whole as at and for the period indicated. The books of account and other financial records of the Company and the Company Subsidiaries will be accurately reflected in all material respects in the Audited Financial Information.

(f) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents since December 31, 2005 (the “Company Financial Statement Date”) and through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been (i) a Company Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect, (ii) except for regular quarterly distributions (in the case of the Company) not in excess of $0.2125 per Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any outstanding security of the Company or any Company Subsidiary, (iii) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (iv) any issuance of Company Options or restricted shares of the capital stock of the Company, (v) any amendment of any term of any outstanding security of the Company or any Company Subsidiary, (vi) any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary, (vii) any split, combination or reclassification of any of the Company’s stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its stock or any issuance of an ownership interest in, any Company Subsidiary, (viii) any damage or destruction to or loss of Company Property, not covered by insurance, that has or would have a Property Material Adverse Effect, (ix) any change in accounting methods, principles or practices or any change in any tax method or election that has or would have a Company Material Adverse Effect by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Company SEC Documents or required by a change in GAAP or regulatory accounting principles, (x) the entering into or amendment of any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement between the Company and any officer or any Company Subsidiary director or other employee or contractor of the Company, (xi) any increase in the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices), of the Company or the Company Subsidiaries, (xii) any grant of severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of the Company or the Company Subsidiaries that would be payable at or after the Effective Time, (xiii) any material incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness, (xiv) any creation or assumption by the Company or any Company Subsidiary of any Lien in an amount, individually or in the aggregate, in excess of $500,000 on any asset, (xv) any material commitment, contractual obligation (including any Company Franchise Agreement or any Management Agreement Documents, any lease (capital or otherwise) or any letter of intent), borrowing, guaranty, capital expenditure (outside the ordinary course) or transaction entered into by the Company or by any Company Subsidiary, or (xvi) any making of any material loan, advance or capital contribution to or investment in any Person.

(g) Litigation. Except as disclosed in the Company SEC Documents or for such matters reported to the Company by the managers of the Company Properties which are listed on Schedule 3.1(g) hereto, to the Knowledge of the Company there is no pending or threatened Legal Action against or affecting (i) the Company or any Company Subsidiary or any asset of the Company or any Company Subsidiary or (ii) any director, officer or employee of the Company or any Company Subsidiary or other Person for whom the Company or any Company Subsidiary may be liable that, individually or in the aggregate, could reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Other than pursuant to the Company Organizational Documents, no Contract between the Company or any Company Subsidiary and any current or former director, officer, employee or shareholder (or equivalent interest holder) exists that provides for indemnification.

(h) Taxes.

(i) Each of the Company and each Company Subsidiary has timely filed all material Tax Returns (as defined herein) and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. The Company and each Company Subsidiary have paid (or the Company has paid on their behalf), within the time and manner prescribed by law, all material Taxes (as defined herein) that are due and payable. The most recent financial statements contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by the Company and the Company Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material. The Company and the Company Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which the Company or any Company Subsidiary is liable but are not yet due and payable. The Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property. No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. No material claim is pending or proposed by any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by such jurisdiction, nor are there any facts that could reasonably be expected to give rise to such a claim. Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2000 have been delivered to or made available to representatives of Buyer. For purposes of this Agreement, “Taxes” shall mean any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) The Company (A) for all of its taxable years commencing with the year ending December 31, 2001 through the most recent December 31,

has been subject to taxation as a real estate investment trust (“REIT”) under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon Closing, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and, to the Company’s Knowledge, no such challenge is pending or threatened. Each Company Subsidiary that files Tax Returns as a partnership (or is a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each Company Subsidiary which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary under Section 856(l) of the Code or as a REIT under Sections 856 through 860 of the Code.

(iii) (A) Neither the Company nor any Company Subsidiary is a party to any material pending action or proceeding, including any audit or contests, by any Governmental Entity with regard to Taxes or Tax Returns of the Company or any Company Subsidiary; (B) no material claim for assessment or collection of Taxes has been asserted against the Company or any Company Subsidiary; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns; and (D) neither the Company nor any Company Subsidiary has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(iv) The Company does not have any earnings and profits attributable to the Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(v) Neither the Company nor any Company Subsidiary has made any payments, or obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code.

(vi) Neither the Company nor the Company Subsidiaries are a party to any Tax allocation or sharing agreement.

(vii) The Company and the Company Subsidiaries do not have any liability for the Taxes of any Person other than the Company and the Company Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(viii) There are no Tax Protection Agreements.

(ix) All material amounts of Taxes which the Company or the Company Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose. There are no Liens for material Taxes upon the assets of the Company or the Company Subsidiaries except for statutory Liens for Taxes not yet due.

(i) Related Party Transactions. Except as set forth in the Company SEC Documents, there is no (i) loan outstanding from or to any employee, officer or director of the Company, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any Company Subsidiary, or (iii) any agreement to appoint or nominate any person as a director of the Company. Except as set forth in the Company SEC Documents and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or the Company Subsidiaries, there are no arrangements, agreements or contracts which continue in effect as of the date hereof entered into by the Company or any of the Company Subsidiaries, on the one hand, and any Person who is an officer, director or affiliate of the Company or any Company Subsidiary, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. True and materially complete copies of all such documents have been made available to Buyer prior to the date hereof.

(j) Brokers. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC (“UBS”), the fees and expenses of which, as set forth in a letter agreement between the Company and UBS, have previously been disclosed to Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

(k) Permits; Compliance with Laws.

(i) The Company and the Company Subsidiaries, or the management companies for the Company Properties, own and/or possess all franchises, grants, easements, consents, certificates, permits, licenses (including liquor licenses), variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities necessary for it to own, lease and operate the Company’s properties and assets or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have such Permits would not have a Property Material Adverse Effect. All such Permits are in full force and effect. The Company or any Company Subsidiary has received no notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not have a Property Material Adverse Effect.

(ii) Except as disclosed in the Company SEC Documents, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any Permit, or any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Property Material Adverse Effect.

(l) Contracts.

(i) Except for Contracts which are entered into by a third-party manager on behalf of the Company pursuant to any Management Agreement Document (as defined herein) or Contracts which the Company was required to enter into pursuant to the terms of a Management Agreement Document, Schedule 3.1(l)(i) of the Company Disclosure Letter contains a list of the following Contracts the Company or any Company Subsidiary is party thereto as of the date hereof:

(A) any lease of real or personal property, with third parties other than the Company or any Company Subsidiary, providing for annual rentals of $50,000 or more;

(B) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 30 days’ notice by the Company or the Company Subsidiaries and that provides for or is reasonably likely to require either (1) annual payments from the Company and the Company Subsidiaries of $50,000 or more, or (2) aggregate payments from the Company and the Company Subsidiaries of $75,000 or more;

(C) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a Company Subsidiary;

(D) any Contract under which indebtedness for borrowed money is outstanding in an amount in excess of $200,000 (including guarantees) or may be incurred or pursuant to which any property or asset of the Company or any Company

Subsidiary is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Company Property;

(E) any Contract currently required to be filed as an exhibit to the Company’s Annual Report on Form 10–K pursuant to Item 601(b)(10) of Regulation S–K under the Securities Act;

(F) any Contract that purports to limit in any respect the right of the Company or the Company Subsidiaries or any Affiliate of the Company (1) to engage in any line of business, or (2) to compete with any person or operate in any location;

(G) any Contract providing for the sale or exchange of, or option to sell or exchange, any Company Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate entered into in the past two years or in respect of which the applicable transaction had not been consummated;

(H) any Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (G) of this Section 3.1(m)(i)) or capital stock or other equity interests of another person for aggregate consideration in excess of $50,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(I) any Contract pursuant to which the Company, any Company Subsidiary or any other Person manages any real property;

(J) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Company Properties, under which the Company or any Company Subsidiary has, or expects to incur, an obligation in excess of $50,000 in the aggregate that has not been satisfied as of the date hereof;

(K) any advertising or other promotional Contract providing for payment by the Company or any Company Subsidiary of $50,000 or more;

(L) any Contract to which the Company or any Company Subsidiary has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $50,000;

(M) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Company Subsidiaries; and

(N) any Contract (other than Contracts referenced in clauses (A) through (M) of this Section 3.1(l)(i)) which by its terms calls for payments by or liability of the Company or any Company Subsidiary in excess of $75,000 other than any Contract under this clause (N) that, by its terms, is terminable within six months of this Agreement (without termination fee or penalty). The Contracts described in clauses (A) through (N) and those required to be identified in Schedule 3.1(l)(i) to the Company Disclosure Letter, the Company Franchise Agreements and the Management Agreement Documents, in each case together with all exhibits and schedules thereto being, the “Material Contracts.”

(ii) Except for such breaches and defaults as would not result in a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary is and, to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract, (B) none of the Company or any of the Company Subsidiaries has received any claim of default under any such Material Contract, and (C) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Buyer true and complete copies of all Material Contracts, including any amendments or supplements thereto.

(iii) Except as disclosed in the Company’s Proxy Statement filed on April 4, 2006 with the SEC, there are no Contracts or material transactions between the Company or any Company Subsidiary, on the one hand, and any (A) officer or director of the Company or any Company Subsidiary, (B) record or beneficial owner of 5% or more of the voting securities of the Company, or (C) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand.

(m) Environmental Matters. Except as disclosed in the environmental audits/reports listed in Schedule 3.1(m) to the Company Disclosure Letter: (i) the Company and each Company Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined herein) and the Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Laws of any Governmental Entity relating to human health, safety or protection of the environment (“Environmental Laws”) except for violations and failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary has been notified in writing that it is a potentially responsible party, under CERCLA or any similar law of any state, locality, or any other jurisdiction; and (iii) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances (as defined herein) with any Governmental Entity and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto. For purposes of this Agreement, “Hazardous Substance” shall mean any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive materials, volatile organic compound, petroleum or petroleum products (including crude oil and any fraction thereof) or hazardous air pollutant. To the Company’s Knowledge, the Company has made available to Buyer true and complete copies of all environmental reports and audits that are within its or any Company Subsidiary’s possession or control, and to the Company’s Knowledge, no other environmental reports or audits exist with respect to the Company, any Company Subsidiary or any Company Property.

(n) The Company Properties.

(i) Schedule 3.1(n)(i) to the Company Disclosure Letter lists each hotel (collectively, the “Owned Hotels”), and other parcels of real property currently owned by the Company or any Company Subsidiary, and sets forth the Company or applicable Company Subsidiary owning such property (the “Company Properties”). Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) referenced in Schedule 3.1(n)(i) to the Company Disclosure Letter, copies of such policies and reports were made available for review to Buyer: (A) the Company or a Company Subsidiary owns fee simple title to each of the Company Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”) except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Company SEC Documents, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances which individually, or in the aggregate, could not reasonably be expected to have a Property Material Adverse Effect; (B) except as would not have a Property Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity; and (C) except as would not have a Property Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties or (2) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Schedule 3.1(n)(ii) to the Company Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property of the Company or any Company Subsidiary and sets forth the Company or any such Company Subsidiary party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or any Company Subsidiary and relating thereto (collectively, “Company Franchise Agreements”). True, correct and complete copies of each Company Franchise Agreement have been made available to Buyer. Each Company Franchise Agreement is valid, binding and in full force and effect as against the Company or the Company Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. Neither the Company nor any Company Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Schedule 3.1(n)(iii) to the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Company Property on behalf of the Company or any Company Subsidiary, and describes the property that is subject to such management agreement, the Company or the Company Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or any Company Subsidiary and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Buyer. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. Neither the Company nor any Company Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) The Company has not received written notice of, nor does the Company have any Knowledge of, any latent defects or adverse physical conditions affecting any Company Property or the improvements thereon, except as would not have a Property Material Adverse Effect.

(o) Personal Property. The Company and the Company Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company and Company Subsidiary assets owned, used or held for use by them. Neither the Company’s nor any Company Subsidiary’s ownership of in any such personal property is subject to any Liens, other than Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(p) Insurance. Schedule 3.1(p) to the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Company Subsidiary, true and complete copies of which have been made available to Buyer. There is no claim by the Company or any Company Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would have a Company Material Adverse Effect. With respect to each such insurance policy, to the Knowledge of the Company, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all material Contracts to which the Company or the Company Subsidiaries are parties or otherwise bound. The Company and the Company Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(q) Information Supplied. None of the information supplied or to be supplied by the Company or any Company Subsidiary specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Units or Series C Convertible Shares and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(r) Books and Records.

(i) The books of account and other financial records of the Company and each Company Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

(ii) The Company has made available to Buyer true, correct and complete copies of the articles of incorporation and by-laws of the Company, as amended to date, and the articles of incorporation, by-laws, partnership agreements or other organizational documents, as the case may be, of each Company Subsidiary, each as amended or supplemented to the date of this Agreement (all such organizational documents of the Company and the Company Subsidiaries collectively, the “Company Organizational Documents”). Neither the Company nor any Company Subsidiary is, nor has the Company or any Company Subsidiary been, in violation of any of the Company Organizational Documents in any material respect.

(iii) True, correct and complete copies of the minutes of all meetings of the stockholders, members, partners, the boards of directors or managers, as applicable, and each committee of the boards of directors or managers, as applicable, of the Company and each Company Subsidiary have been made available to Buyer.

(s) Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to their business, except for any such proceeding as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(t) Vote Required. The only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby is the Company Shareholder Approval.

(u) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents filed prior to the date hereof and except for additional borrowings under the Company’s line of credit under that certain Loan Agreement dated April 30, 2004 with Wachovia Bank, National Association, as amended (the “Line of Credit”), up to an aggregate amount not to exceed $25,000,000, there are no Liabilities of the Company or any of the Company Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities adequately reserved for on the Reference Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2006 and (iii) such other Liabilities as would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 3.1(u) to the Company Disclosure Letter sets forth a complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any material indebtedness of the Company or any Company Subsidiary, is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of December 31, 2006.

(v) Intellectual Property. To the Knowledge of the Company (i) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Company Subsidiary that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party except for any such infringement, misappropriation or claim that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company or a Company Subsidiary owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement except where the failure to possess or have adequate rights to use such properties individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(w) Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Letter contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made and when such documents are read together in their entirety, not misleading. No notice given pursuant to Section 5.3 will contain any material fact or untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 3.2 Representations and Warranties of Buyer and Acquisition Sub. Buyer and Acquisition Sub represent and warrant to the Company as follows:

(a) Organization and Corporate Power. Each of Buyer and Acquisition Sub is a limited partnership duly organized and validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention; Consents. Each of Buyer and Acquisition Sub have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and Acquisition Sub and no other action or proceedings on the part of Buyer or Acquisition Sub are necessary with respect thereto.

This Agreement has been duly executed and delivered by Buyer and Acquisition Sub and constitutes valid and binding obligations of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The execution and delivery of this Agreement by Buyer and Acquisition Sub do not, and the consummation of the transactions contemplated hereby and compliance by Buyer and Acquisition Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the certificate of limited partnership, partnership agreements or other organizational documents of Buyer or Acquisition Sub, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement applicable to Buyer or Acquisition Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Buyer or Acquisition Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would have a material adverse effect on the ability of Buyer or Acquisition Sub to consummate the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or Acquisition Sub in connection with the execution and delivery of this Agreement by Buyer or Acquisition Sub or the consummation by Buyer or Acquisition Sub of any of the transactions contemplated hereby, except for the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia.

(c) Financing. Buyer and Acquisition Sub will have on the Closing Date sufficient available funds to pay the aggregate Merger Consideration and all fees and expenses required to be paid in connection with the Merger and the transactions contemplated hereby, and will obtain equity and debt financing commitment letters, true and complete copies of which will be delivered to the Company prior to the expiration of the Inspection Period, from responsible investors and financial institutions providing for commitments to provide all funds necessary to consummate the transactions contemplated hereby. Buyer has no reason to believe that the equity and debt commitments will not be funded in full, and Buyer has not made a material misrepresentation in connection with obtaining such equity and debt financing commitments.

(d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Acquisition Sub.

(e) Information Supplied. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Units or Series C Convertible Shares and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to retain the services of its current officers and key employees, preserve intact its current business organization, goodwill, relationships with its franchisors, licensors, customers, suppliers and other Persons with whom it or they have material business relationships, preserve intact its ongoing businesses and maintain the Company’s status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.1 to the Company Disclosure Letter, as otherwise specifically contemplated by this Agreement, or as consented to in writing by Buyer, the Company shall not, and shall cause each Company Subsidiary, not to (and not to authorize or commit or agree to):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of the Company; provided, however, that the Company may pay, at any time prior to the Closing Date, a dividend to holders of Shares as of March 27, 2007 in an amount per Share equal to the greater of (A) $0.2125 or (B) the amount (on a per share basis) of operating revenue of the Company in the first quarter of 2007 minus all expenses and debt principal amortization paid (or amounts that were required to have been paid under the Company’s loan documents) by the Company and the Company Subsidiaries in the first quarter of 2007, (the amount of which operating revenue minus all expenses and debt principal amortization the Company shall communicate to Buyer prior to the declaration of such dividend, and the Company shall deliver a certificate signed on behalf of the Company by the chief financial officer of the Company certifying as to the truth and accuracy of the Company’s calculation); provided further, however, that, if the Closing has not occurred by June 30, 2007, the Company may pay, at any time prior to the Closing, a dividend to holders of Shares as of June 26, 2007 in an amount per Share equal to the greater of (A) $0.2125 or (B) the amount (on a per share basis) of operating revenue of the Company in the second quarter of 2007 minus all expenses and debt principal amortization paid (or amounts that were required to have been paid under the Company’s loan documents) by the Company and the Company Subsidiaries in the second quarter of 2007 (the amount of which operating revenue minus all expenses and debt principal amortization the Company shall communicate to Buyer prior to the declaration of such dividend, and the Company shall deliver a certificate signed on behalf of the Company by the chief financial officer of the Company certifying as to the truth and accuracy of the Company’s calculation), (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company;

(b) amend any of the Company Organizational Documents;

(c) (i) merge, consolidate or enter into any other business combination transaction with any Person, (ii) acquire (by merger, consolidation or acquisition) any Person or (iii) purchase any capital stock or debt securities, any other voting or redeemable securities of or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities, or all or a material portion of the assets of, any Person;

(d) purchase any assets, except as permitted pursuant to Section 4.1(f) below or in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate;

(e) issue, deliver or sell, grant or pledge, encumber, assign, purchase or dispose of any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities except to the Company or a Company Subsidiary;

(f) subject to (g) below, make, undertake or enter into any new commitments obligating the Company or any Company Subsidiary to (i) except for discretionary capital expenditures by the manager of any Company Property or capital expenditures for emergency situations, make, capital expenditures in excess of $20,000 for a specific project or $500,000 in the aggregate over the capital expenditures budget, (ii) undertake any substantial renovation or rehabilitation of any Company Property, (iii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property, including by the acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend any Commitment in any material respect, (iv) commence construction of, or enter into any Commitment to develop or construct, other real estate projects, (v) incur indebtedness (secured or unsecured) other than under the Line of Credit or (vi) modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of the date hereof;

(g) except for the sale of the Las Vegas Residence Inn (which is to be sold prior to the Closing pursuant and subject to the terms and conditions of a sale agreement delivered to Buyer prior to the expiration of the Inspection Period), sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Properties, including by the disposition or issuance of equity securities in an entity that owns any Property,

(h) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate;

(i) (i) assume or guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (ii) prepay, refinance or amend any existing indebtedness (except in connection with the sale of the Las Vegas Residence Inn), or (iii) make any loans, advances, capital contributions or investments in any other Person or any Company Subsidiary, other than loans, advances, capital contributions or investments in Company Subsidiaries in existence on the date hereof;

(j) make or rescind any Tax election (unless required by law or necessary to preserve the Company’s status as a REIT or the status of any Company Subsidiary that is a partnership or disregarded entity for U.S. federal tax purposes, after prior consultation with Buyer);

(k) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date (including as to reserve policies for furniture, fixtures and equipment), or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the taxable year ending December 31, 2005, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with prior written notice thereof to Buyer;

(l) settle or compromise any material litigation where the Company is a defendant, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) by the Company and any Company Subsidiary in settlement or compromise does not exceed $100,000;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(n) adopt a shareholder rights plan;

(o) terminate, allow to lapse or fail to renew or maintain in place any insurance coverage maintained by the Company and the Company Subsidiaries on the date hereof, unless the Company, the Company Subsidiaries or Buyer enter into comparable insurance policies or agreements prior to any such termination, lapse or failure to renew;

(p) amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any term of any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Material Contract or would otherwise have been required to be listed in the Schedules to the Company Disclosure Letter;

(q) authorize or direct any property managers to amend, modify, terminate or allow to lapse any material Permit, including any liquor license;

(r) open or close any existing or new hotel operation;

(s) fail to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of the Company or any Company Subsidiary;

(t) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Reference Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(u) enter into any new employment, collective bargaining, consulting, change of control, severance or bonus agreements or arrangements or increase the compensation or benefits payable to, or change of control, severance or bonus arrangements applicable to, officers or employees other than cost of living increases or merit based increases in the ordinary course of business consistent with past practice or as required by law;

(v) enter into or adopt a new employee benefit plan or amend or terminate any Company Benefit Plan except as required by applicable law;

(w) settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the other transactions contemplated hereby;

(x) enter into or amend or otherwise modify any material agreement or arrangement with Persons that are affiliates or, as of the date hereof, are officers, directors or employees of the Company or any Company Subsidiary;

(y) enter into, or amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability with respect thereto;

(z) amend any material Tax Return in any material respect;

(aa) fail to (i) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities, subject to extensions permitted by Law, provided the Company notifies Buyer and its counsel that it is availing itself of such extensions and provided such extensions do not adversely affect the Company’s status as a qualified REIT under the Code or (ii) cause all such reports and other documents to be complete and accurate in all material respects when filed;

(bb) fail to pay any material Taxes or other material debts when due;

(cc) except for immaterial mechanics Liens, authorize or suffer to permit any Lien to be placed on or recorded against any Company Property;

(dd) re-borrow any amounts under the Line of Credit once it has been paid down; or

(ee) agree or commit to take any action inconsistent with the foregoing.

Section 4.2 Other Actions. Each of the Company and Buyer shall not and shall cause its respective Subsidiaries not to take any action that would result in (a) any of the representations and warranties of such party (without giving effect to any “Knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue in any material respect, (b) any of such representations and warranties (without giving effect to any “Knowledge” qualification) that are not so qualified becoming untrue in any respect or (c) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in Article VI not being satisfied.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the expiration of the Inspection Period, the Company shall prepare and file with the SEC (and Buyer shall cooperate and participate in the preparation of) the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement “cleared” by the SEC’s staff for mailing in connection with the Company Shareholders Meeting as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall cause the Proxy Statement (in definitive form) to be mailed to the holders of the Units and Series C Convertible Shares.

(b) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company, or with respect to other information regarding the Company in the Proxy Statement or (ii) any event with respect to Buyer, or with respect to information supplied by Buyer for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event promptly shall be so described by the Company to Buyer or by Buyer to the Company, as the case may be, and such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the holders of the Units and the Series C Convertible Shares.

(c) The Company shall promptly notify Buyer of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and the other transactions contemplated hereby or for additional information, and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company shall use its commercially reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement as promptly as reasonably practicable after the receipt thereof. Buyer shall cooperate with the Company and provide to the Company all information about Buyer reasonably necessary to prepare the Proxy Statement.

(d) Subject to the last paragraph of Section 5.4 and Section 7.1, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the VSCA, the Company Articles of Incorporation and Company By-laws, as applicable. Subject to the last paragraph of Section 5.4 and Section 7.1, the Company shall solicit proxies from the holders of the Units and Series C Convertible Shares in favor of approval of this Agreement and shall take all other lawful action reasonably necessary and reasonably desirable to obtain the Company Shareholder Approval as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(e) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the shareholders of the Company that they vote in favor of the Merger, this Agreement and the other transactions contemplated hereby, subject to the last paragraph of Section 5.4 and Section 7.1.

Section 5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, upon 24 hours’ prior written notice, the Company shall, and shall cause each Company Subsidiary to, afford to Buyer and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period after the execution of this Agreement through the Effective Time, including the Inspection Period, to all of the Company’s properties, books, contracts, commitments, personnel and records (including authorization for any and all work papers of Ernst & Young LLP and any other independent accountants retained by the Company or any Company Subsidiary) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each debt agreement, ground lease, owner’s or leasehold title insurance policy, existing survey, financial report of each Company Property, current Smith Travel Research report, property improvement plan for the Company Properties and existing environmental audit for the Company Properties, and (c) all other information concerning its business, properties and personnel as Buyer may reasonably request, including monthly and quarterly financial statements, monthly operating statements for each Owned Hotel, Tax Returns, leases, certificates of occupancy, tax statements, service agreements, license or franchise agreements and Permits.

In addition, during the period after the execution of this Agreement through the Inspection Period, the Company shall, and shall cause each Company Subsidiary to, afford to Buyer and its officers, employees, accountants, financial advisors, engineers and other representatives reasonable access during normal business hours and following no less than 48 hours’ advance notice to the Company so that Buyer can conduct any reasonable engineering or environmental studies that Buyer determines to be necessary or advisable; provided, however, that Buyer shall be obligated to obtain the Company’s prior approval for the performance of any invasive or intrusive testing, such approval not to be unreasonably withheld, conditioned or delayed if same is recommended by Buyer’s engineer and Buyer’s written request to the Company therefor is accompanied by a summary of the proposed scope of work. Buyer shall not interfere unreasonably with the operation of the Company Properties or the activities of the Company thereon, and shall coordinate all of Buyer’s activities under this Section 5.2 with the Company to minimize possible interference with the Company Properties or its operation. Buyer shall restore and/or repair any area on the Company Properties (or any improvements and/or personal property located on or about the Company Properties) disturbed or damaged in the course of Buyer’s testing, to the condition in which such Company Properties existed prior to such tests conducted by Buyer. Prior to making any entry upon the Company Properties, Buyer shall deliver to Seller evidence of insurance in accordance with the paragraphs below.

Buyer agrees to indemnify, defend, and hold harmless the Company, the Company’s affiliates, partners, the shareholders, directors, officers, employees and agents of the Company, and their respective heirs, successors, personal representatives and assigns (collectively, the “Company Related Parties”) from and against any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with any entry upon the Company Properties by Buyer or its agents or employees and any activities or tests conducted thereon by Buyer or on behalf of Buyer. The foregoing indemnification obligation of Buyer shall survive the Inspection Period and shall survive any termination of this Agreement. The foregoing notwithstanding, Buyer shall not be obligated to indemnify, defend, and hold harmless the Company Related Parties from and against any Claims that may arise from or on account of (i) pre-existing conditions on Company Properties, to the extent not exacerbated by Buyer, or (ii) the gross negligence or willful misconduct of the Company or any Company Subsidiary.

On or prior to the date of this Agreement, Buyer, at no cost or expense to the Company, shall cause its representatives to obtain a policy of commercial general liability insurance, protecting against any and all claims for injury to persons or property occurring in, on or about the Company Properties and protecting against assumed or contractual liability under this Agreement with respect to the Company Properties and the operations of Buyer and its employees and agents in, on or about the Company Properties, with such policy to have a combined single limit of at least $1,000,000.00 or such greater amount(s) as the Company may from time to time reasonably require. Buyer shall cause its representatives to maintain such policy in full force and effect, or cause the same to be maintained in full force and effect, from and including the date of this Agreement through the Closing hereunder. The insurance prescribed by this Section 5.2 shall be (i) procured from financially sound and reputable insurers licensed to do business in the state in question, (ii) in such form and with such provisions as are generally considered standard provisions for the type of insurance involved, and (iii) evidenced by a certificate of insurance naming the Company as an additional insured, as its interest may appear. Such insurance policy shall provide that it cannot be canceled, modified, or terminated until at least thirty (30) days after written notice thereof is given to the Company. The insurance policy required hereunder shall be caused to be renewed by Buyer and proof of such renewal delivered to the Company, at least thirty (30) days prior to the expiration date thereof. Maintenance by Buyer’s representatives of the insurance required herein shall in no way be interpreted as relieving Buyer of any other obligations it may have under this Agreement, except as expressly provided herein. The insurance policy carried hereunder shall expressly waive any right of subrogation on the part of the insurer against the Company.

Buyer and Acquisition Sub shall hold any nonpublic information concerning the Company in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. Buyer and Acquisition Sub shall comply with the terms of the Confidentiality Agreement with respect to any nonpublic information concerning the Company provided to their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates.

Section 5.3 Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, after the expiration of the Inspection Period each of Buyer, Acquisition Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental

Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of this Agreement. Buyer shall be responsible for obtaining all necessary consents, approvals, waivers or exemptions from non-governmental third parties under the Company’s loan, management and franchise agreements listed on Schedule 5.3(a) to the Company’s Disclosure Letter (including the payment by Buyer of all fees and expenses required in connection with such loan, management and franchise agreements), such consents, approvals, waivers or exemptions to be in form reasonably satisfactory to Buyer, and the Company shall assist and cooperate with Buyer in connection with obtaining such consents, approvals, waivers or exemptions, only to the extent that the Company does not incur any material cost or expense associated with such assistance or cooperation. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated hereby, take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger or the consummation of any of the other transactions contemplated hereby.

(b) The Company shall give prompt notice to Buyer and Acquisition Sub, and Buyer and Acquisition Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.4 No Solicitation of Transactions. Subject to Section 7.1, the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), enter into discussions or negotiate with any Person in furtherance of such inquires or to obtain a Competing Transaction or release any Person from any standstill agreement or similar obligation to the Company or any Company Subsidiary, or authorize any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to, take all actions reasonably necessary to cause their respective officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. The Company shall notify Buyer in writing (as promptly as practicable) of all of the material details relating to all inquiries and proposals which it or, to its Knowledge, any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any Competing Transaction, including the identity of the Person(s) making such inquiry or proposal, and if such inquiry or proposal is in writing, the Company shall deliver to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving the Company (or any of its Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more (based upon the depreciated carrying cost of the assets on the books of the Company) of the assets of the Company and the Company Subsidiaries taken as a whole in a single transaction or series of related transactions; or (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company (or any Company Subsidiary) or the filing of a registration statement under the Securities Act in connection therewith. The Company shall be responsible for any failure on the part of the Company Subsidiaries, and the Company’s and the Company Subsidiaries’ respective officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives failure to comply with this Section 5.4; provided, that in the case of the Company’s and the Company Subsidiaries’ respective agents, attorneys, financial advisors, accountants, brokers, finders or other representatives (other than UBS), the Company shall only be responsible for the failure of such Persons to comply with this Section 5.4 to the extent that the Company or any Company Subsidiary authorized such failure or took action in furtherance of such failure.

Any action taken or disclosure that the Company may be required to make with respect to a Competing Transaction in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or Rule 14e-2 of the Exchange Act will not constitute a violation of this Section 5.4.

Section 5.5 Public Announcements. Buyer and the Company will consult with each other before issuing, and provide executive officers of each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the parties hereto.

Section 5.6 Tax Matters.

(a) Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger.

(b) Buyer, Acquisition Sub, and the Company shall report the portions of the transactions contemplated hereby consisting of the Merger in accordance with the treatment contemplated by Section 2.3 and each shall use its respective best efforts to cause such portions of such transactions to be so treated for U.S. federal income tax purposes.

(c) Unless required by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Buyer and the Company), neither Buyer and Acquisition Sub, on the one hand, nor the Company, on the other hand, will take or omit to take any action, or permit any status to exist, prior to the Effective Time, that would or may jeopardize, or that is inconsistent with, the Company’s (or any Company Subsidiary that files a REIT Tax Return) status as a REIT under the Code or the status of any Company Subsidiary organized and existing as a partnership or limited liability company under the Laws of its jurisdiction of organization (a “Company Subsidiary Partnership”) as a partnership or disregarded entity for purposes of Taxes for any period.

(d) Nothing in this Section 5.6 shall be construed to limit the ability of Buyer or its Affiliates from causing the Company to seek a “closing agreement” within the meaning of Section 7121 of the Code if it is reasonably determined that the Company or a Company Subsidiary engaged in any action or failed to take any action that jeopardized the status of the Company (or of any Company Subsidiary that is a REIT) as a REIT prior to the Effective Time.

(e) Within 90 days after the Closing, Acquisition Sub shall deliver to the Company a schedule allocating the Purchase Price (including assumed liabilities) among the assets of the Company in accordance with Section 1060 of the Code and the regulations thereunder. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes.

(f) Unless prohibited by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Buyer and the Company) or this Agreement, up to the Effective Time, the Company, each Company Subsidiary and any Affiliate of any of them, shall be permitted to take or omit to take any action required to maintain the Company’s status as a REIT under the Code or the status of any Company Subsidiary Partnership as a partnership or disregarded entity for purposes of Taxes for any period. The Company shall provide Buyer with prior written notice of its intention to take any such action or to omit to take any such action outside the ordinary course of business, and shall consult with Buyer in good faith with respect to such action or omission.

(g) The Company shall provide to Buyer copies of Tax Returns that are to be filed on or prior to the Effective Time at least five calendar days prior to the due date of such returns (including applicable extensions), and the Company shall consider in good faith any and all reasonable comments of Purchaser with respect to such Tax Returns.

(h) The Company shall obtain the tax opinion described in Section 6.2(g) dated as of the Closing Date.

Section 5.7 Certain Transactions.

(a) Transfer Agreement. The Company shall execute the Transfer Agreement with Apple Hospitality Five, Inc., a Virginia corporation (“Apple Hospitality Five”) described in Section 6.2(d) dated as of the Closing Date.

(b) Payment of Promissory Note. On or before the Closing Date, the Company shall pay in full the outstanding principal amount plus any accrued and unpaid interest on the Company’s promissory note dated January 31, 2003 and due January 31, 2007 in the current approximate amount of $3.88 million in favor of Glade M. Knight.

Section 5.8 Indemnification of Directors, Officers, Employees or Agents of the Company.

(a) Indemnification Rights. From and after the Effective Time, Buyer shall cause the Surviving Entity to indemnify the present and former directors, officers, employees or agents of the Company and any Company Subsidiary who at any time prior to the Effective Time were entitled to indemnification under the Company Organizational Documents or employment agreements between the Company or any Company Subsidiary and its officers existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under the Company Organizational Documents or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

(b) Liability Coverage. The Surviving Entity shall obtain and maintain for a period of six years from and after the Effective Time “run-off” or “tail” director and officer liability coverage to the directors and officers of the Company and any Company Subsidiary without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage presently maintained by the Company; provided that, in satisfying such obligation, if Buyer would be obligated to pay premiums per annum in excess of 250% of the aggregate amount per annum that the Company and the Company Subsidiaries paid for such coverage in the last full fiscal year, which amount the Company has disclosed to Buyer prior to the date hereof, Buyer may substitute therefor policies providing the most advantageous coverage that may reasonably be obtained at a cost that is 250% the aggregate amount per annum that the Company and the Company Subsidiaries paid for such coverage in the last full fiscal year.

(c) Certificate of Limited Partnership. The Certificate of Limited Partnership of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees or agents of the Company and any Company Subsidiary than are presently set forth in the Company Articles of Incorporation and Company By-laws.

(d) Successors and Assigns. The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Buyer and the Surviving Entity. Buyer agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any indemnified party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Buyer or the Surviving Entity under this Section 5.8. The provisions of this Section 5.8 shall survive the Merger and are in addition to any other rights to which an indemnified party may be entitled. In the event that Buyer, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each indemnified party covered hereby.

Section 5.9 Modification of Company Disclosure Letter. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to modify, by amendment or supplement, the Company Disclosure Letter in order to correct any deficiency therein by delivery to Buyer of such an amendment or supplement from time to time before 5:00 p.m. eastern time on the date 60 days after the date hereof (a “Timely Company Modification”); provided, that in the event that a Timely Company Modification is made after the date that is 40 days after the date hereof, the Inspection Period shall automatically be extended for a number of days equal to the number of days beyond the date that is 40 days after the date hereof on which such Timely Company Modification was made; and the Company shall have no liability for any breach of any representation or warranty under this Agreement with respect to any matter to the extent that any deficiency in respect thereof shall have been cured in the Company Disclosure Letter, as modified by all Timely Company Modifications. Receipt by Buyer of a Timely Company Modification shall not alter in any way Buyer’s right to terminate this Agreement pursuant to Section 1.8 hereof; however, upon expiration of the period during which Buyer may terminate this Agreement pursuant to Section 1.8, for purposes of Section 6.2 all representations and warranties of the Company contained in this Agreement which are true and correct as modified by all Timely Company Modifications shall be deemed to have been true and correct as of the date hereof and as of the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of the Company and Buyer to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(c) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby shall have been obtained or made, and any waiting period under applicable Laws shall have expired or been terminated.

Section 6.2 Conditions to Obligations of Buyer and Acquisition Sub. The obligations of Buyer and Acquisition Sub to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Buyer shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of the Company to be true and correct as of the Closing Date if (i) except for failures of a representation or warranty qualified by Property Material Adverse Effect, such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a Company Material Adverse Effect, or (ii) Buyer had Knowledge of such failure before the end of the Inspection Period.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of Changes. From December 31, 2006 through the Effective Time, there shall have been no Company Material Adverse Effect and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(d) Transfer Agreement. Apple Hospitality Five and the Company shall have entered into that certain Transfer Agreement attached hereto as Exhibit B.

(e) Dissenting Shares. Holders of no more than 2% of the outstanding Units and Series C Convertible Shares shall have exercised, or have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the Merger.

(f) Company Properties. The Company shall execute as of the Effective Day an ALTA Statement (Owner’s Affidavit) and any other documents, undertakings or agreements reasonably required by Deposit Agent to issue to Buyer for each Company Property as of the Effective Day an ALTA Owner’s Policy (Revised 10-17-70 and 10-17-84) (or other form if required by state law) of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the applicable Company Property is located in a non-ALTA state).

(g) Tax Opinion. Buyer and Acquisition Sub shall have received a tax opinion of McGuireWoods LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company satisfactory to Buyer), substantially in the form attached hereto as Exhibit C and dated as of the Closing Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the year ending on December 31, 2001 through its taxable year ending on or before the Closing Date. Such opinion shall be based, in part, on customary assumptions and customary factual representations of the Company.

Section 6.3 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Acquisition Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Buyer to be true and correct as of the Closing Date if such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a material adverse effect on the ability of Buyer or Acquisition Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations of Buyer and Acquisition Sub. Buyer and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Buyer signed on behalf of Buyer by the chief executive officer or the chief financial officer of such party to such effect.

ARTICLE VII

COMPANY BOARD ACTIONS

Section 7.1 Company Board Actions. Notwithstanding Section 5.4 or any other provision of this Agreement to the contrary, the following actions may be taken prior to the receipt of the Company Shareholder Approval and in connection with the receipt by the Company of a proposal for a Competing Transaction to the extent a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is required by its fiduciary obligations under applicable law:

(a) the Company may, in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the provisions of the Confidentiality Agreement (other than those relating to any standstill provisions contained therein) to, any Person in connection with a Competing Transaction proposed by such Person; provided, that the Company shall notify Buyer that it is participating in such discussions or negotiations or furnishing such information prior to doing so, and shall furnish all such information to Buyer (to the extent not previously provided to Buyer) prior to or concurrently with the furnishing of such information to the third party; and

(b) the Board of Directors may approve or recommend (and in connection therewith withdraw or modify its approval of this Agreement and the Merger) a Superior Competing Transaction (as defined herein) or enter into an agreement with respect to such Superior Competing Transaction, in each case not solicited in violation of this Agreement; provided, that the Board of Directors may not approve or recommend a Superior Competing Transaction or enter into an agreement with respect thereto until (i) the Board of Directors shall have first provided prior written notice to Buyer that the Board of Directors is prepared to take such action in response to a Superior Competing Transaction, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Competing Transaction and (ii) Buyer does not make, within five Business Days after the receipt of such notice (or, in the event of a Superior Competing Transaction that has been materially revised or modified, within three Business Day of such modification, if later), a proposal that the Board of Directors determines in good faith, is, in the aggregate, at least as favorable, from an economic perspective, to its shareholders as such Superior Competing Transaction (a “Matching Bid”). The Company agrees that, during the five Business Day period prior to its approval or recommendation of a Superior Competing Transaction or entering into an agreement with respect thereto, it and its representatives shall negotiate in good faith with Buyer and its representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Buyer. In the event that Buyer submits a Matching Bid, the Board of Directors shall not approve or recommend a Superior Competing Transaction or enter an agreement with respect thereto.

For purposes of this Agreement, “Superior Competing Transaction” shall mean a bona fide written proposal of a Competing Transaction (involving the purchase or acquisition of 50% or more of the voting power of the capital stock of the Company or more than 50% of the consolidated assets of the Company and the Company Subsidiaries) made by a third party which a majority of the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) to be more favorable generally to its shareholders than the Merger, taking into account all financial and strategic considerations (in each case, from the perspective of the Company’s shareholders) and other relevant factors including the timing and likelihood of consummation and all of the terms and conditions of such proposal and of this Agreement (including any proposal by Buyer to amend the terms of this Agreement).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, whether before or after the Company Shareholder Approval is obtained (except as otherwise noted below):

(a) by mutual written consent duly authorized by the Board of Directors of the Company and the General Partner of Buyer, respectively;

(b) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Outside Date;

(c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Outside Date;

(d) by either Buyer or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either Buyer or the Company, if the Merger shall not have been consummated before the Outside Date, provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

(f) by either Buyer or the Company if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approval shall not have been obtained;

(g) by the Company if, prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company shall have approved a Superior Competing Transaction pursuant to and in compliance with Section 7.1 hereof;

(h) by Buyer, if (i) the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Buyer its approval of the Merger or this Agreement, or approved or recommended any Superior Competing Transaction, (ii) the Company shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(a)) or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

(i) by Buyer pursuant to Section 1.8.

Section 8.2 Expenses.

(a) Except as otherwise specified in this Agreement or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

(b) Buyer is wholly responsible for any and all costs associated with (i) the assumption or prepayment of the Company’s existing debt agreements, and (ii) Buyer’s diligence review of the Company and the Company Properties, including but not limited to Buyer’s diligence review during the Inspection Period.

(c) In the event that Buyer or the Company is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 8.2 all expenses, including reasonable attorney’s fees and expenses which it has incurred in enforcing its rights hereunder.

Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Buyer as provided in Section 8.1(a) through (h), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer, or the Company, other than Section 1.9, Section 5.2, Section 8.2, this Section 8.3 and Article IX, as provided in Section 5.2 and except to the extent that such termination results from a willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. The Company shall pay to Buyer by wire transfer of immediately available funds an amount equal to $18,694,000 (the “Termination Fee”) plus the reasonable third party expenses, including legal fees and expenses not to exceed $500,000 (the “Expenses”) if this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g), in which case the Termination Fee and Expenses shall be paid before or concurrently with such termination and shall be a condition to the effectiveness of such termination; (ii) by Buyer pursuant to Section 8.1(h), in which case the Termination Fee and Expenses shall be paid within two Business Days of such termination; and (iii) by the Company pursuant to Section 8.1(e), by Buyer or the Company pursuant to Section 8.1(f) or by Buyer pursuant to Section 8.1(b), if (A) a Competing Transaction (but substituting 25% for 5% and 15% in the definition thereof) shall have been made or proposed to the Company or otherwise publicly announced and has not been withdrawn prior to such termination, and (B) within 12 months following the date of such termination, the Company enters into an agreement providing for the implementation of a Competing Transaction (but substituting 25% for 5 and 15% in the definition thereof) which is consummated or shall consummate a Competing Transaction (but substituting 25% for 5% and 15% in the definition thereof) (whether or not such Competing Transaction was the same Competing Transaction as that referred to in clause (A) above), in which case the Termination Fee and Expenses shall be paid within two Business Days of the Company consummating such Competing Transaction, as applicable. In the event of termination of this Agreement by Buyer pursuant to Section 8.1(b) or by Buyer or the Company pursuant to Section 8.1(f), and if as of such termination a Competing Transaction (but substituting 25% for 5% and 15% in the definition thereof) shall not have been made or proposed to the Company or otherwise publicly announced, the Company shall pay to Buyer the Expenses plus a termination fee equal to $500,000 within two Business Days of such termination (it being understood that such payment shall not be the exclusive remedy of Buyer for such termination in the event of any willful and material breach by the Company of any of the representations, warranties and covenants herein).

Section 8.4 Amendment. This Agreement may be amended by the parties in writing by action of the Company’s Board of Directors and the General Partner at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Company’s shareholders.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to Buyer or Acquisition Sub to:

ING Clarion Partners

3141 Hood Street, Suite 700

Dallas, TX 75219

Attn: Charles R. Lathem

Fax: (214) 775-7600

with a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, IL 60606

Attn: James T. Lidbury

Fax: (312) 706-8164

(b)	if to the Company:

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, VA 23219

Attn: Glade M. Knight

Fax: (804) 344-8129

with a copy to:

McGuireWoods LLP

901 East Cary Street

One James Center

Richmond, VA 23219

Attn: David W. Robertson, Esq.

Fax: (804) 775-1061

All notices shall be deemed given only when actually received.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II and Section 5.8, are not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 9.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 9.8 Incorporation. The Company Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.9 Non-Recourse; Limitation on Damages.

(a) Except for fraud or knowing violations of criminal law, none of the officers, directors or shareholders of Buyer or Acquisition Sub shall be personally bound or have any personal liability hereunder. The Company shall look solely to the assets of Buyer or Acquisition Sub for satisfaction of any liability of Buyer or Acquisition Sub with respect to this Agreement. The Company will not seek recourse or commence any action against any of the shareholders of Buyer or Acquisition Sub or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of Buyer or Acquisition Sub or seek recourse against any of their personal assets, for the performance or payment of any obligation of Buyer or Acquisition Sub hereunder. Neither the officers, directors nor shareholders of the Company shall be personally bound or have any personal liability hereunder. Buyer and Acquisition Sub shall look solely to the assets of the Company for satisfaction of any liability of the Company with respect to this Agreement. Buyer and Acquisition Sub will not seek recourse or commence any action against any of the shareholders of the Company or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Company or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company hereunder.

(b) In no event (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) shall (i) any Person have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby or thereby for special, speculative, incidental, punitive, indirect or consequential damages or for lost profits; provided, however, that any losses paid to a third party shall not be deemed to be special, speculative, incidental, punitive, indirect or consequential damages or lost profits, or (ii) any Person have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby except for a willful and material breach of a representation, warranty, covenant or agreement set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, any party hereto shall be entitled to all rights and remedies under this Agreement or applicable Law with respect to any claim for fraud.

ARTICLE X

CERTAIN DEFINITIONS

Section 10.1 Certain Definitions. For purposes of this Agreement:

An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

“Company Articles of Incorporation” means the articles of incorporation of the Company as amended or supplemented to the date of this Agreement.

“Company Benefit Plans” means each employee benefit plan, contract (including each employment and independent contractor agreement), program, policy or arrangement sponsored, maintained or contributed to by the Company, any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company, any Company Subsidiary or any of their ERISA Affiliates may have any liability. All Company Benefit Plans are listed on Schedule 10.1.

“Company By-laws” means the by-laws of the Company as amended or supplemented to the date of this Agreement.

“Company Disclosure Letter” means the letter, dated the date hereof, previously delivered to Buyer by the Company disclosing certain information in connection with this Agreement.

“Company Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is likely to become materially adverse to the business, properties, assets, condition (financial or otherwise) or results of the operations of the Company or the Company Subsidiaries, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (as defined herein) that, in each case, generally affect the hospitality industry, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (v) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clause (iv) and (v), does not affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other participants in the hotel industry.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with another Company Subsidiary) owns any capital stock or other equity interests of such entity.

“Confidentiality Agreement” means the letter agreement between Buyer and the Company dated as of September 8, 2006.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease, purchase order or other instrument or obligation.

“Deposit Agreement” means that certain deposit agreement dated February 15, 2007 by and among the Deposit Agent, the Company and Buyer attached hereto as Exhibit D.

“ERISA Affiliates” means, with respect to any Person, any corporation, partnership, limited liability company, sole proprietorship, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Inspection Period” means the period from the date of this Agreement through 5:00 p.m. eastern time on the date that is 60 days after the date of this Agreement, subject to extension pursuant to Section 5.9 hereof.

“Intellectual Property” means all U.S., state and foreign (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) trade secrets under applicable law, including confidential and proprietary information and know-how.

“Knowledge” where used herein with respect to (i) the Company shall mean the actual knowledge, after reasonable inquiry, of any of the persons named in Schedule 10 to the Company Disclosure Letter and (ii) the Buyer shall mean the actual knowledge, after reasonable inquiry, of any of the persons named Schedule A hereto.

“Law” means any federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Action” means any legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Merger Per Unit Amount” means an amount in cash equal to: (i) (A) the Merger Consideration, plus (B) an amount equal to the aggregate per Unit exercise price of all Company Options, divided by (ii) the total number of Units, Series C Convertible Shares and Units underlying Company Options outstanding immediately prior to the Effective Time.

“Outside Date” means June 30, 2007; provided, however, that the Outside Date shall be extended by the number of days after May 1, 2007 until the date the Proxy Statement is “cleared” by the SEC; provided, further, however that the Outside Date shall be no later than September 30, 2007.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Property Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is likely to become materially adverse to the business, properties, assets, condition (financial or otherwise) or results of the operations of any Company Property having net operating income greater than $700,000 during the year ending December 31, 2006, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (as defined herein) that, in each case, generally affect the hospitality industry, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (v) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clause (iv) and (v), does not affect such individual Company Property in a materially disproportionate manner relative to other similar hotel properties.

“Reference Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2006 and attached in Schedule 10.1 of the Company Disclosure Letter.

“Stock Incentive Plans” means those plans listed on Schedule 10.1.

“Subsidiaries” means, when used with respect to Buyer or Acquisition Sub, any other Person that Parent or the Acquisition Sub, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person.

“Tax Protection Agreement” means any agreement, oral or written, to which the Company or any Company Subsidiary is a party in connection with the deferral of income Taxes of the Company or any Company Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt or (ii) retain or not dispose of assets for a period of time that has not since expired.

Section 10.2 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Defined Term	Section
Acquisition Sub	Heading
Agreement Apple Hospitality Five Articles of Merger Audited Financial Information	Heading Section 5.7(a) Section 1.3 Section 1.8(b)
Balance Sheet Buyer	Section 1.8(b) Heading
Claims Closing Date	Section 5.2 Section 1.2
Code	Section 2.2(h)
Commitment Common Shares	Section 4.1(f) Section 2.1(a)
Company	Heading
Company Financial Statement Date	Section 3.1(f)
Company Franchise Agreements	Section 3.1(n)
Company Options Company Organizational Documents	Section 3.1(c) Section 3.1(r)
Company Properties	Section 3.1(n)
Company Related Parties	Section 5.2
Company SEC Documents	Section 3.1(e)
Company Shareholder Approval	Section 3.1(d)
Company Shareholders Meeting Company Subsidiary Partnership Competing Transaction Deposit Agent	Section 3.1(d) Section 5.6(c) Section 5.4 Section 1.9
Dissenting Shares Election to Proceed Encumbrances	Section 2.2(h) Section 1.8(a) Section 3.1(n)
Exchange Act	Section 3.1(d)
Effective Day	Section 1.3
Effective Time	Section 1.3
Environmental Laws	Section 3.1(m)

Defined Term	Section
Expenses First Deposit Amount	Section 8.3 Section 1.9
GAAP General Partner	Section 3.1(e) Recitals
Governmental Entity Hazardous Substance	Section 3.1(d) Section 3.1(m)
IRS	Section 3.1(h)
Liens Line of Credit	Section 3.1(b) Section 3.1(u)
Management Agreement Documents Matching Bid Material Contracts Merger	Section 3.1(n) Section 7.1(b) Section 3.1(l) Recitals
Merger Consideration Mr. Knight Owned Hotels	Section 2.2(a) Recitals Section 3.1(n)
Paying Agent	Section 2.2(b)
Permits	Section 3.1(k)
Plan of Merger	Section 1.1
Proxy Statement	Section 3.1(d)
REIT	Section 3.1(h)
Sarbanes-Oxley Act SEC Second Deposit Amount	Section 3.1(e) Section 3.1(d) Section 1.9
Securities Act	Section 3.1(e)
Series A Preferred Shares	Section 2.1(a)
Series B Convertible Shares	Section 3.1(c)
Series C Convertible Shares Shares	Section 2.1(a) Section 3.1(c)
Superior Competing Transaction	Section 7.1(b)
Surviving Entity	Section 1.1
Takeover Statute	Section 5.3(a)
Taxes	Section 3.1(h)
Tax Return Termination Election Termination Fee	Section 3.1(h) Section 1.8(a) Section 8.3
Timely Company Modification Total Deposit Amount	Section 5.9 Section 1.9
Units Voting Agreement	Section 2.1(a) Recitals
VRULPA	Section 1.1
VSCA	Section 1.1
UBS	Section 3.1(j)

Section 10.3 Construction. In this Agreement words in the singular include the plural and vice versa and words in one gender include all genders. The division of this Agreement into articles, sections and other subdivisions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement. The words “herein,” “hereby,” “hereof,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular portion of it. The words “Article,” “Section,” “paragraph,” “sentence,” “clause” and “Schedule” mean and refer to the specified article, section, paragraph, sentence, clause or schedule of or to this Agreement. A reference in this Agreement to any Person at any time refers to such Person’s permitted successors and assignees. In this Agreement, the words “include,” “includes” or “including” mean “include without limitation,” “includes without limitation” and “including without limitation,” respectively, and the words following “include,” “includes” or “including” shall not be considered to set forth an exhaustive list. In this Agreement, the word “notice” means “written notice,” unless specified otherwise. Unless specified otherwise, wherever the provisions of this Agreement require or provide for or permit an approval or consent by either party, such approval or consent, and any request therefor, must be in writing (unless waived in writing by the other party). Unless otherwise defined herein, words or abbreviations that have well-known trade meanings are used herein in accordance with those meanings. Unless specified otherwise, references to a Law are considered to be a reference to (i) such Law as it may be amended from time to time, (ii) all regulations and rules pertaining to or promulgated pursuant to such Law, (iii) the successor to the Law resulting from recodification or similar reorganizing of Laws and (iv) all future Laws pertaining to the same or similar subject matter. Unless specified otherwise, all statements of or references to dollar amounts or money in this Agreement are to the lawful currency of the United States of America. All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with generally accepted accounting principles in the United States of America, consistently applied.

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE HOSPITALITY TWO, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

LION ES HOTELS, LP

By: Lion ES Management, LLC
Its: General Partner

By: ING Clarion Partners, LLC
Its: Manager

By:	/s/ Charles R. Lathem
Name:	Charles R. Lathem
Title:	Authorized Signatory

LION AHT MERGER, LP

By: Lion ES Management, LLC
Its: General Partner

By: ING Clarion Partners, LLC
Its: Manager

By:	/s/ Charles R. Lathem
Name:	Charles R. Lathem
Title:	Authorized Signatory

ANNEX B

Plan of Merger

merging

APPLE HOSPITALITY TWO, INC.,

a Virginia corporation

with and into

LION AHT MERGER, LP,

a Virginia limited partnership

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Virginia Revised Uniform Limited Partnership Act (the “VRULPA”), Apple Hospitality Two, Inc., a Virginia corporation (the “Company”) shall be merged with and into Lion AHT Merger, LP, a Virginia limited partnership (“Acquisition Sub”) at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and the VRULPA.

Section 1.2 Effective Time. The parties shall file the articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and Section 50-73.48:3 of the VRULPA and shall make all other filings or recordings required under the VSCA and the VRULPA to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia, or at such later time as Acquisition Sub and the Company shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the “Effective Time” and the “Effective Day”), it being understood that the parties shall cause the Effective Time to occur on the Closing Date (as such term is defined in the Agreement).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the VSCA and the VRULPA.

Section 1.4 Certificate of Limited Partnership and Partnership Agreement. The certificate of limited partnership and partnership agreement of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall continue to be the certificate of limited partnership and partnership agreement of the Surviving Entity as of the Effective Time of the Merger.

Section 1.5 General Partner. The general partner of Acquisition Sub immediately prior to the Effective Time shall continue to be the general partner of the Surviving Entity.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

EFFECT OF THE MERGER ON THE EQUITY INTERESTS

OF THE CONSTITUENT ENTITIES

Section 2.1 Effect on Equity Interests.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) each issued and outstanding common share, no par value (the “Common Shares”), of the Company together with the related Series A Preferred Share, no par value (the “Series A Preferred Shares” and together with the Common Shares, the “Units”), of the Company (other than Units which are Dissenting Shares (as defined herein)) shall be converted into the right to receive the Merger Per Unit Amount (as defined herein) without any interest thereon;

(ii) each issued and outstanding Series C Convertible Preferred Share, no par value (the “Series C Convertible Shares”), of the Company (other than Series C Convertible Shares which are Dissenting Shares) shall be converted into the right to receive the Merger Per Unit Amount without any interest thereon; and

(iii) all such Units and Series C Convertible Shares shall, when so converted, no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any action on the part of the holder of any Company Option (as defined herein), each such option shall be cancelled on the date following the Closing Date in exchange for a cash payment by the Company to be made on such date of an amount of cash equal to the product of (i) the number of Units subject to such option and (ii) the difference between the Merger Per Unit Amount and the per Unit exercise price set forth in such option.

(c) By virtue of the Merger and without any action on the part of the holder thereof, each partnership interest (general or limited) in Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable partnership interest (general or limited) in the Surviving Entity, so that thereafter the owners of outstanding partnership interests in Buyer will continue to be the owners of the outstanding partnership interests in the Surviving Entity.

Section 2.2 Merger Consideration and Exchange Procedures.

(a) Merger Consideration. The consideration for the Merger, subject to the provisions herein, shall be $467,353,600 (such amount, the “Merger Consideration”).

(b) Paying Agent. Prior to the Effective Time, Buyer shall appoint a bank, trust company or other entity that routinely performs paying agent services, which entity shall be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share pursuant to a Paying Agent Agreement in form and substance reasonably satisfactory to the Company.

(c) Company Options. All amounts payable pursuant to Section 2.1(b) shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents necessary to effectuate the foregoing. Notwithstanding anything contained in this Plan of Merger, payment shall, at Buyer’s request, be withheld in respect of any Company Option until all necessary consents are obtained.

(d) Provision of Cash. Buyer shall provide (i) to the Paying Agent on or before the Effective Time sufficient cash to pay the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share and (ii) to the Company on or before the date following the Closing Date sufficient cash to enable the Company to pay all amounts payable pursuant to Section 2.1(b).

(e) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Units and Series C Convertible Shares which will be convertible into the right to receive the Merger Per Unit Amount pursuant to Section 2.1 a letter of transmittal (which shall be in a form and have such other provisions as Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Units and Series C Convertible Shares for payment of the Merger Per Unit Amount.

(f) No Further Ownership Rights in the Company Capital Stock. The Merger Per Unit Amount paid upon surrender of each Unit and Series C Convertible Share in accordance with the terms of this Article II or the amounts payable to holders of Company Options pursuant to Section 2.1(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to Units and Series C Convertible Shares and all vested Company Options, subject, however, to the obligation of Buyer to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares in accordance with the terms of the Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Units and Series C Convertible Shares which were outstanding immediately prior to the Effective Time.

(g) No Liability. None of Buyer, Acquisition Sub, the Company or the Paying Agent shall be liable to any person in respect of any Merger Per Unit Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Paying Agent pursuant to the Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Paying Agent to Buyer, upon demand, and any holders of Units or Series C Convertible Shares which have not been surrendered as contemplated by Section 2.2 shall thereafter look only to Buyer for delivery of the Merger Per Unit Amount, subject to applicable abandoned property, escheat and other similar laws.

(h) Withholding Rights. Buyer, the Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the Merger Per Unit Amount or other amount otherwise payable pursuant to the Agreement to any holder of Units, Series C Convertible Shares or Company Options such amounts as Buyer, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, the Surviving Entity or the Paying Agent, such withheld amounts shall be (i) treated for all purposes of the Agreement as having been paid to the holder of Units, Series C Convertible Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made by Buyer or the Paying Agent and (ii) paid over to the applicable Governmental Entity in accordance with applicable Law.

(i) Dissenting Shares. Notwithstanding anything in the Agreement to the contrary, holders of Units or Series C Convertible Shares who have properly exercised, perfected and not subsequently withdrawn or lost their dissenters’ rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Units or Series C Convertible Shares converted into the right to receive, or become exchangeable for, the Merger Per Unit Amount. The holders of such Units or Series C Convertible Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such Article 15 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Units or Series C Convertible Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Per Unit Amount, without interest thereon, as provided in Section 2.1 hereof. Buyer shall be responsible for all payments to be made under such Article 15 in respect of Dissenting Shares.

ARTICLE III.

AMENDMENT

Section 3.1 Amendment. This Plan of Merger may be amended by the parties in writing by action of the Company’s Board of Directors and the General Partner at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval, no such amendment, modification or supplement shall amend:

(a) the amount of cash to be received under this Plan of Merger by the Company’s shareholders;

(b) the certificate of limited partnership of the Surviving Entity; and

(c) any of the other terms or conditions of the Plan of Merger if the change would adversely affect such shareholders in any material respect.

ARTICLE IV.

DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Agreement” means the Agreement and Plan of Merger dated as of February 15, 2007 among Lion ES Hotels, LP, a Delaware Limited Partnership, Acquisition Sub and the Company.

(b) “Company Option” means the outstanding stock options to purchase Units granted under the Stock Incentive Plans (as such term is defined in the Agreement) or otherwise.

(c) “Company Shareholder Approval” means the affirmative vote, in each case as a separate voting group, of (A) a majority of the outstanding Common Shares, (B) more than two-thirds of the outstanding Series A Preferred Shares, (C) more than two-thirds of the outstanding Series C Convertible Shares, and (D) a majority of the total of the (1) outstanding Common Shares plus (2) Common Shares represented by the Series C Convertible Shares voting on an as-converted basis.

(d) “General Partner” means Lion ES Management, LLC, a Delaware limited liability company.

(e) “Merger Per Unit Amount” means an amount in cash equal to: (i) (A) the Merger Consideration, plus (B) an amount equal to the aggregate per Unit exercise price of all Company Options, divided by (ii) the total number of Units, Series C Convertible Shares and Units underlying Company Options outstanding immediately prior to the Effective Time.

(f) “Taxes” means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto.

ANNEX C

[LETTERHEAD OF UBS SECURITIES LLC]

February 14, 2007

The Board of Directors

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, Virginia 23219

Dear Members of the Board:

We understand that Apple Hospitality Two, Inc., a Virginia corporation (“Apple Hospitality”), is considering a transaction whereby Apple Hospitality will merge with and into Lion AHT Merger, LP (“Merger Sub”), a Virginia limited partnership and wholly owned subsidiary of Lion ES Hotels, LP (“Lion Hotels”), a Delaware limited partnership and affiliate of ING Clarion Partners LLC (“ING Clarion” and, such merger, the “Transaction”). Pursuant to the terms of an Agreement and Plan of Merger, draft dated February 12, 2007 (the “Merger Agreement”), among Lion Hotels, Merger Sub and Apple Hospitality, each outstanding unit of Apple Hospitality, consisting of one common share, no par value, of Apple Hospitality and one related Series A Preferred Share, no par value, of Apple Hospitality (“Apple Hospitality Units”), will be converted into the right to receive an amount, which you have directed us to assume to be $11.20 in cash (the “Consideration”), derived by dividing (i) the total cash consideration payable in the Transaction for outstanding Apple Hospitality Units and Series C Convertible Preferred Shares, no par value, of Apple Hospitality (“Apple Hospitality Series C Preferred Shares”) of $467,353,600, plus the aggregate exercise price of all outstanding options to purchase Apple Hospitality Units, by (ii) the total number of Apple Hospitality Units and Apple Hospitality Series C Preferred Shares outstanding immediately prior to the effective time of the Transaction, plus the total number of Apple Hospitality Units issuable upon the exercise of options outstanding immediately prior to the effective time of the Transaction. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Apple Hospitality Units of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Apple Hospitality in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS provided services to ING Clarion and certain of its affiliates unrelated to the proposed Transaction, for which UBS has received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of certain affiliates of ING Clarion and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to Apple Hospitality or Apple Hospitality’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any securityholder of Apple Hospitality as to how such securityholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction or any related transaction, including, without limitation, Lion Hotels’ right to elect to terminate the Transaction in its discretion during a specified inspection period following the execution of the Merger Agreement. In addition, we have not been asked to, nor do we, offer any opinion as to any aspect or implication of the pending sale by Apple Hospitality of the Residence Inn by Marriott Las Vegas – Convention Center (the “Las

C-1

The Board of Directors

Apple Hospitality Two, Inc.

February 14, 2007

Vegas Hotel Sale”) and, at your direction, have assumed for the purpose of our analysis that the Las Vegas Hotel Sale will occur and will be consummated in accordance with the terms described to us by representatives of Apple Hospitality. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have reviewed, (ii) Apple Hospitality and Lion Hotels will comply with all material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Apple Hospitality or the Transaction. Although, at your direction, we previously contacted third parties to solicit indications of interest in a possible transaction with Apple Hospitality and held discussions with certain of these parties in 2005 and early 2006, we subsequently have not been authorized to solicit, and have not solicited, indications of interest in a business combination with Apple Hospitality from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Apple Hospitality; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Apple Hospitality that were provided to us by the management of Apple Hospitality and not publicly available, including financial forecasts and estimates prepared by the management of Apple Hospitality; (iii) conducted discussions with members of the senior management of Apple Hospitality concerning the business and financial prospects of Apple Hospitality; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed the Merger Agreement; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Apple Hospitality, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Apple Hospitality as to the future performance of Apple Hospitality. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Apple Hospitality Units in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

C-2

ANNEX D

Article 15 of the Virginia Stock Corporation Act

§ 13.1-729. Definitions.

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executive officers.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a.	Immediately before the effectuation of the corporate action to which the shareholder objects;

b.	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c.	Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal.

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

b. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executive officers, directors and beneficial shareholders owning more than 10 percent of such shares.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where:

a. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

(1) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

(2) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

b. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

5. For the purposes of subdivision 4 of this subsection only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

D. A shareholder may not challenge a completed corporate action described in subsection A, unless such corporate action:

1. Was not effectuated in accordance with the applicable provisions of Articles 11 (§ 13.1-705 et seq.), 12 (§ 13.1-715.1 et seq.) or 13 (§ 13.1-723 et seq.) of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

2. Was procured as a result of fraud or material misrepresentation.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights.

A. If proposed corporate action described in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

§ 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and shall:

1. Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights certify (i) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and that the shareholder did not vote for the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the forms by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

§ 13.1-735.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-735.1. Perfection of rights; right to withdraw.

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to § 13.1-738. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-736.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it must, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action.

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PROXY Apple Hospitality Two, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David S. McKenney, Bryan Peery and David P. Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares and Series A preferred shares of Apple Hospitality Two, Inc., a Virginia Corporation (“Apple Hospitality Two”), held by the undersigned on April 10, 2007, at the Special Meeting of Shareholders to be held on May 18, 2007, or any adjournment or postponement thereof.

814 East Main Street Richmond, VA 23219

The board of directors recommends a vote of “FOR” in item 1.

1.	The proposal to consider and vote on the approval of the Agreement and Plan of Merger, dated as of February 15, 2007 (the “Merger Agreement”), among Apple Hospitality Two, Lion ES Hotels, LP, a Delaware limited partnership, and Lion AHT Merger, LP, a Virginia limited partnership and wholly-owned subsidiary of Lion ES Hotels, the merger of Apple Hospitality Two with and into Lion AHT Merger under the Merger Agreement, the plan of merger included in the Merger Agreement, and the transactions contemplated by the Merger Agreement.

FOR    ☐                                          AGAINST    ☐                                          ABSTAIN    ☐

The board of directors recommends a vote of “FOR” in item 2.

2.	The proposal to consider and vote on the adjournment or postponement of the Special Meeting, if necessary, for the purpose of soliciting additional votes for the proposal above.

FOR    ☐                                         AGAINST    ☐                                         ABSTAIN    ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED

HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY

WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.

(Continued on reverse side)

Please indicate whether you plan to attend the Special Meeting in person:        ☐    Yes                    ☐    No

Please print exact name(s) in which shares are registered, and sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other entity, please sign in partnership or other entity name by authorized person.

The undersigned acknowledges receipt of the Proxy Statement accompanying the Notice of the Special Meeting, together with this Proxy. The undersigned hereby revokes any proxy heretofore given to vote shares held by the undersigned at the Special Meeting.

Dated: __________________________, 2007
Printed Name

Signature

Signature if held jointly

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.	Title of Signing Person (if applicable)